UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☒	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Lazard Ltd

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting and Proxy Statement

2020 Annual General Meeting of Shareholders

NOTICE OF 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date:	April 28, 2020
Time:	4:30 p.m. Eastern Daylight Time / 5:30 p.m. Bermuda Time
Place:	Rosewood Tucker’s Point Hotel 60 Tucker’s Point Drive Hamilton Parish, HS 02, Bermuda

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K
are available free of charge at www.lazard.com/investorrelations/

We are closely monitoring developments related to COVID-19 and there is a possibility that we may need to reconsider the date, time, method and/or location of our annual general meeting. If we determine it necessary to make such changes to our annual general meeting logistics, we will announce the decision to do so in advance.

Items of Business

1.	Election of four directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2023;
2.	Consideration of a non-binding advisory vote regarding executive compensation;
3.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration; and

4.	Consideration of any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 3, 2020 may vote in person or by proxy at the meeting or any adjournment or postponement thereof.

Proxy Statement and Other Materials

The Proxy Statement is being first sent to shareholders on or about March 16, 2020, together with a copy of the Company’s 2019 Annual Report, which includes financial statements for the period ended December 31, 2019 and the related independent auditor’s reports. Those financial statements will be presented at the meeting.

Your vote is important. Please exercise your shareholder right to vote.

By order of the Board of Directors,
Scott D. Hoffman
Chief Administrative Officer, General Counsel and Secretary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement or in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2019, or the 2019 Annual Report. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC.

VOTING MATTERS AND BOARD RECOMMENDATIONS

The following table summarizes the matters to be voted upon at our 2020 Annual General Meeting of Shareholders and the Board of Directors’ voting recommendations with respect to each matter.

Agenda Item	Matter	Board Recommendation

Item 1	Election of four directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2023	VOTE FOR

Item 2	Consideration of a non-binding advisory vote regarding executive compensation	VOTE FOR

Item 3

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration

VOTE FOR

2019 FINANCIAL HIGHLIGHTS

OPERATING REVENUE
$2,546M
Operating revenue reflects solid performance in Financial Advisory and Asset Management; 8% lower than record operating revenue in 2018
AWARDED COMPENSATION RATIO

57.7%
Continuing cost discipline with consistent deferral policy

OPERATING MARGIN, AWARDED BASIS
22.7%
Consistent investment in the operating margin

RETURN OF CAPITAL
$850M
Demonstrated long-term commitment to shareholder value creation and return of excess capital

For definitions of the financial measures used above, see endnotes to the section titled “Compensation Discussion and Analysis”, which are located on page 69 of this Proxy Statement.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to the highest standards of corporate governance that serve the best interests of our Company and to active engagement with our shareholders throughout the year. We believe our ongoing engagement with shareholders helps us achieve balanced and appropriate solutions for our shareholders. The following table summarizes certain highlights of our corporate governance practices and policies.

Independent Board	• Nine of our eleven current directors are independent • All Committees of the Board of Directors, or the Board, are comprised entirely of independent directors

Strong Independent Lead Director	• Active Lead Independent Director with expansive responsibilities • Selected by independent directors

Diverse and Engaged Board

•  Directors bring a wide array of qualifications, skills and attributes to the Board, supporting its oversight role on behalf of shareholders

•  Diverse and international Board in terms of gender, ethnicity and nationality; four of our nine independent directors are women

•  Overall attendance by our directors at Board and Committee meetings averaged over 95% in 2019

•  Annual Board evaluations and self-assessments

Regular Executive Sessions	• Independent directors meet regularly without management present

Succession Planning

•  Board takes active role in succession planning

•  Succession and executive development are discussed with the Chief Executive Officer, or CEO, as well as without the CEO present in executive sessions

•  Directors meet with senior managers who are not Named Executive Officers, or NEOs

Active Board Refreshment	• New Lead Independent Director in early 2018 • Four new independent directors appointed within the last five years

Shareholder Engagement

•  Ongoing commitment to shareholder engagement

•  Hosted meetings with approximately 80% of active shareholders, based on share ownership, and numerous potential shareholders

•Capital allocation strategy is flexible and able to prioritize optimal return of excess capital to shareholders

•Enhanced reporting of pertinent investor information

Corporate Sustainability	•Published our corporate sustainability report, or CSR, in 2019

Disciplined Compensation Programs

•  We pay for performance and we are committed to compensation discipline and governance

•  We provide target ranges for aggregate compensation, to maintain consistency through business cycles while enabling continuous investment

Board Equity Ownership	• Majority of director compensation is paid in deferred stock units which remain invested in the Company until the director leaves the Board

Accountability

•  Majority voting policy for directors in uncontested elections

•  No shareholder rights plan or poison pill

•  Shareholders owning 10% or more of our outstanding share capital have the right to convene a special meeting

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors	Committees of the Board of Directors

	Audit	Compensation	Nominating & Governance	Workplace and Culture

Andrew M. Alper (Independent)	✓	Chair

Ashish Bhutani (CEO of LAM)

Richard N. Haass (Independent)			✓	✓

Steven J. Heyer (Independent)	✓	✓	Chair

Kenneth M. Jacobs (Chairman and CEO)

Michelle Jarrard (Independent)		✓		✓

Sylvia Jay (Independent)			✓	✓

Iris Knobloch (Independent)		✓	✓

Philip A. Laskawy (Independent)	Chair	✓

Jane L. Mendillo (Independent)	✓			✓

Richard D. Parsons (Lead Independent Director)		✓	✓	Chair

OUR LEADERSHIP STRUCTURE

•	Kenneth M. Jacobs serves as Chairman of the Board of Directors and CEO. Richard D. Parsons serves as our Board’s Lead Independent Director, or Lead Director. This leadership structure provides:
•	unified leadership and focused vision;
•	effective leadership in light of the nature of the Company and its experience and history; and
•	fluid communication and coordination between the Board and management.
•	Our Lead Director, working with our other independent directors:
•	provides active oversight of the development and implementation of the Company’s strategy;
•	provides thorough oversight and evaluation of CEO and senior management performance and compensation, and has regular discussions with our CEO about the Company and its strategy; and
•	reviews and approves Board meeting schedules and agendas.

BOARD INDEPENDENCE

•

Our Board has determined that nine of our Board’s eleven members (representing over 80% of our Board’s members), including our Lead Director, are independent under the listing standards of the New York Stock Exchange, or the NYSE, and our own Standards of Director Independence.

•

Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different chairperson.

•	Executive sessions of our Board follow regularly scheduled Board meetings, and our Lead Director presides over executive sessions.
•	Many meetings of the Board’s Committees also include executive sessions, and the Chair of the applicable Committee presides over those executive sessions.
•	Our Board, through its Nominating & Governance Committee, evaluates itself annually and feedback is discussed at meetings of the Nominating & Governance Committee and the Board.

RECENT CORPORATE GOVERNANCE DEVELOPMENTS

•	Iris Knobloch joined the Board in April 2018 and the Compensation Committee in July 2019.
•	Richard D. Parsons was elected Lead Director by the independent members of the Board in February 2018.
•

The Board established the Workplace and Culture Committee in February 2018 to assist and advise management in continuing to cultivate and reinforce a workplace culture that helps attract, motivate and retain talented people, allows them to thrive, fosters productivity and professional and personal development, values diversity and inclusion, and encourages its people to engage with each other and their communities.

•	The Board filled or rotated the memberships of certain other Committees in early 2018:
•

In February 2018, Mr. Parsons became Chairman of the Workplace and Culture Committee. Richard N. Haass, Michelle Jarrard, Lady Sylvia Jay and Jane L. Mendillo also became members of the Workplace and Culture Committee.

•

In February 2018, Mr. Parsons joined the Compensation Committee and Lady Jay’s service on the Compensation Committee ended. Lady Jay remains a member of the Nominating & Governance Committee and the Workplace and Culture Committee.

•	Ms. Knobloch joined the Nominating & Governance Committee on April 1, 2018.

  SHAREHOLDER ENGAGEMENT

•

We actively engage with our shareholders and potential investors through regular and ongoing discussions throughout the year on a wide variety of topics, such as business strategy, market conditions, financial performance, competitive landscape and regulatory and governance issues.

•	In 2019, our shareholder engagement initiatives included:
✓	Increased engagement and feedback
▪	Hosted meetings with approximately 80% of our active shareholders, based on share ownership, and numerous potential shareholders
▪	Governance outreach regarding compensation and governance trends
▪	Communicated our philosophy on capital allocation, including a flexible capital return policy
▪	Tailored discussions on markets and business lines
✓	Enhanced transparency and reporting of pertinent investor information
▪	Monthly AUM, client flows and market performance
▪	Annual Schedule K-1 tax information sample reports
✓	Publication of our CSR
▪

Our Board has oversight responsibility for our global culture and sustainability efforts, while management provides senior-level input and review and strategic execution of our initiatives in this regard

EXECUTIVE COMPENSATION HIGHLIGHTS

We encourage our shareholders to review the section titled “Compensation Discussion and Analysis” below for a comprehensive discussion of our executive compensation for 2019.

OUR COMPENSATION PHILOSOPHY

✓	Retain and Attract Talented Individuals	✓	Maintain Compensation Discipline
✓	Pay for Performance	✓	Consistency on Deferred Compensation
✓	Pay with Long-Term, Forward- Looking Equity Awards	✓	Structured Decision-Making Process
✓	Pay with Performance-based, “At-risk” Awards	✓	Commitment to Compensation Governance

OUR NEO COMPENSATION PROGRAM DESIGN

Fixed Compensation	Base Salary	Salary for most recent fiscal year

Performance-based Compensation	Annual Cash Incentive	Determined in large part based on pre-selected financial performance criteria and pre-defined strategic metrics
	Performance-based Equity Awards	Long-term “at-risk” equity awards with payout based on objective and pre-selected criteria

OUR CEO’S 2019 COMPENSATION

Fixed Compensation	Base Salary	$900,000	9% of Total Compensation
Performance-based	Annual Cash Incentive	$2,100,000	21% of Total Compensation
Compensation	Performance-based Equity Awards	$7,000,000	70% of Total Compensation

Fixed vs. Performance-based Compensation	Cash vs. Long-Term Incentive Compensation

Ratio Remained In Line with 2018 Mix	Proportion of Long-Term Incentive Compensation Increased vs. 2018 Mix

Total 2019 compensation awarded to our CEO decreased 13% compared to 2018 and the cash portion of our CEO’s 2019 incentive compensation decreased more than 30% compared to 2018, each of which exceed the 8% decline in operating revenue during the same period. Our Compensation Committee considered the following factors in determining our CEO’s total compensation for 2019:

•	our strong desire to maintain compensation discipline throughout the firm, and for our CEO to take a leadership position in that regard;
•	our solid financial performance in 2019, as reflected in the 2019 financial highlights described above, in the context of global macroeconomic conditions;
•	our CEO’s skilled management of several appointments to the Company’s leadership team;
•	the continued achievement of our financial goals described in this Proxy Statement; and
•	our CEO’s individual contributions and achievements in support of our Financial Advisory business.

GENERAL INFORMATION

Notice of Proxy Availability

As permitted by rules of the Securities and Exchange Commission, or the SEC, we are making this Proxy Statement and our 2019 Annual Report available to shareholders electronically via the Internet. The “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting.

On or about March 16, 2020, we mailed to shareholders of record as of the close of business on March 3, 2019, the record date, a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access this Proxy Statement, our 2019 Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you have previously elected to receive proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and 2019 Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice to request such materials.

Who Can Vote

Holders of our Class A common stock, as recorded in our share register at the close of business on March 3, 2020, the record date, may vote at the annual general meeting and any adjournment or postponement thereof. As of March 3, 2020, there were 112,766,091 shares of our Class A common stock outstanding (including 8,036,634 shares held by our subsidiaries, which shares are not counted for purposes of the voting calculations set forth in this Proxy Statement).

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll-free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR a non-binding advisory vote regarding executive compensation as described in this Proxy Statement; and FOR ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm for 2020. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2020 Annual General Meeting and with respect to other matters that may be properly brought before the meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote according to their best judgment.

 Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Scott D. Hoffman, Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the meeting will have broad authority to conduct the meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman will have broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the meeting, please indicate this when you vote. When you arrive at the meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 3, 2020, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must obtain a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-6886.

We are closely monitoring developments related to COVID-19 and there is a possibility that we may need to reconsider the date, time, method and/or location of our annual general meeting. If we determine it necessary to make such changes to our annual general meeting logistics, we will announce the decision to do so in advance.

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING

AND THE SOLICITATION OF PROXIES

Votes Needed

We have adopted a majority vote policy described in additional detail under “Election of Directors—Majority Vote Policy” below, which generally requires that a director receive a majority of the votes cast in order to be elected in an “uncontested election of directors” (as defined below), though our Bye-laws state that directors are elected by a plurality of the votes cast. See “Election of Directors—Majority Vote Policy” below for additional information regarding our majority vote policy. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, the affirmative vote of a majority of the combined voting power of all of the shares of our Class A common stock present or represented and entitled to vote at the meeting is required.

As permitted by Bermuda law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our Bye-laws, they would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes”, we also treat such shares as present for purposes of determining a quorum, but they would not be counted in the calculation for determining whether the relevant proposal received a majority vote at the meeting. A “broker non-vote” is a proxy submitted by a broker or other nominee in which the broker or other nominee does not vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the NYSE. Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine”. The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 3) is considered “routine”. The votes in connection with all other matters to be acted on at the meeting are not considered “routine”. If you do not submit voting instructions to your broker or other nominee, we expect that your shares will be treated as broker non-votes.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on April 28, 2020

This Proxy Statement and the 2019 Annual Report can be viewed on our website at www.lazard.com/investorrelations/. Most shareholders may elect to either view future proxy statements and annual reports over the Internet or receive paper copies in the mail. If you are a shareholder of record, you may make this election by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to receive our future proxy statements and annual reports.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We have engaged MacKenzie Partners, Inc. to assist in the solicitation and distribution of proxy materials and we expect to pay MacKenzie Partners, Inc. a fee of approximately $15,000, plus reasonable out-of-pocket costs and expenses, for its services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this distribution, proxies may be solicited personally, electronically, by mail or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of our Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one Notice or one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the SEC to allow multiple investors residing at the same address the convenience of receiving a single copy of the Notice or of the annual reports, proxy statements and other disclosure documents, if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You also may revoke your consent to householding at any time by contacting your bank or broker.

If you wish to receive a separate paper copy of this Proxy Statement or the 2019 Annual Report, you may call (212) 632-6886, visit our website at www.lazard.com/investorrelations/, send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the four nominees described below for a term ending at the 2023 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each nominee is a current director of the Company and has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR each nominee listed below.

NOMINEES FOR ELECTION AS DIRECTORS

FOR A THREE-YEAR TERM EXPIRING IN 2023

• Name: Kenneth M. Jacobs • Age: 61 years • Director since 2009

Kenneth M. Jacobs has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. Mr. Jacobs also served as Chief Executive Officer of Lazard North America from January 2002 until November 2009. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the Board of Trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs earned an MBA from the Stanford University Graduate School of Business and a Bachelor’s Degree in Economics at the University of Chicago.  Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of Lazard because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, and his skills as a trusted advisor, collaborator and team leader.

• Name: Michelle Jarrard • Age: 52 years • Director since 2017

Michelle Jarrard has served as a director of Lazard Ltd and Lazard Group since January 2017. Ms. Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, most recently as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. She was a member of McKinsey’s Global Operating Committee, with responsibilities including: People Strategy; Talent Acquisition and Development; Learning; Partner Compensation & Evaluation; Diversity; HR Analytics, Policies & Risk; and Internal Communications. Ms. Jarrard serves as President and CEO of, and also serves on the board of directors of, BioCircuit Technologies.  From January 2016 to August 2018, Ms. Jarrard was a Managing Director of the GRA Venture Fund, LLC, a private investment fund providing early-stage capital to Georgia-based technology companies. Ms. Jarrard is on the board of directors of Crawford & Company, Axion Biosystems and QUEST Renewables. She earned her MBA from Harvard Business School and a Bachelor’s Degree in Industrial Engineering from the Georgia Institute of Technology. Ms. Jarrard was selected to be a director of Lazard because of her experience serving in senior leadership positions, including human capital development positions, within a major professional services firm.

• Name: Iris Knobloch • Age: 57 years • Director since April 2018

Iris Knobloch has served as a director of Lazard Ltd and Lazard Group since April 1, 2018. Ms. Knobloch has served as President of Warner Bros Entertainment in France since 2006, where she oversees all of its French businesses. She also supervises the company’s business in the Benelux region and Warner Bros’ strategic development in Africa. Previously, she was in charge of Time Warner’s International Relations and Strategic Policy for Europe. Prior to Warner Bros, Ms. Knobloch was an attorney with Norr, Stiefenhofer & Lutz and with O’Melveny & Myers in Munich, New York and Los Angeles. Ms. Knobloch is the Vice Chairman and Lead Independent Director of the Board of Directors of AccorHotels and a member of the Board of Directors of LVMH Moët Hennessy-Louis Vuitton.  She is a Governor of the American Hospital in Paris. She was previously a Member of the Supervisory Board of Axel Springer from April 2018 until December 2019.  She received a J.D. degree from Ludwig-Maximilians-Universitaet and an L.L.M. degree from New York University. Ms. Knobloch was selected to be a director of Lazard because of her Continental European perspective from her leadership positions in multi-national businesses, and her experience in strategy, digital media, and emerging markets.

• Name: Philip A. Laskawy • Age: 78 years • Director since 2008

Philip A. Laskawy has served as a director of Lazard Ltd and Lazard Group since July 2008. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy is chairman of the board of directors of Covetrus, Inc., lead director of Henry Schein, Inc., and a member of the board of directors of Loews Corp.  Mr. Laskawy was selected to be a director of Lazard because of his expertise in the areas of auditing and accounting, his qualifications as an “audit committee financial expert” and the unique perspective he brings as a former chief executive of a major professional services firm.

DIRECTORS CONTINUING IN OFFICE

(TERM EXPIRING IN 2021)

• Name: Andrew M. Alper • Age: 62 years • Director since 2012

Andrew M. Alper has served as a director of Lazard Ltd and Lazard Group since October 2012. Mr. Alper serves as Chairman of Alper Investments, Inc. From October 2006 to January 2013, Mr. Alper served as the Chairman and Chief Executive Officer of EQA Partners, LP, a limited partnership engaged in a global macro strategy. From February 2002 to June 2006, Mr. Alper served as President of the New York City Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed to both positions by Mayor Michael Bloomberg. Prior to that, Mr. Alper spent 21 years in the Investment Banking Division of Goldman, Sachs & Co., where he was Chief Operating Officer of the Investment Banking Division from 1997 to 2000. Mr. Alper was co-head of the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. from 1994 to 1997. Mr. Alper previously served on the board of directors of FBR Capital Markets Corporation from January 2007 until June 2009. Mr. Alper is a member of the board of trustees of the University of Chicago and served as its Chairman from June 2009 until May 2015. Mr. Alper also serves as a trustee of the University of Chicago Medical Center and the Mount Sinai Medical Center in New York. Mr. Alper was selected to be a director of Lazard because of his extensive experience with the financial and operational aspects of businesses that are comparable to Lazard, as well as his background and experience in government service.

• Name: Ashish Bhutani • Age: 59 years • Director since 2010

Ashish Bhutani has served as a director of Lazard Ltd and Lazard Group since March 2010. Mr. Bhutani is a Vice Chairman and a Managing Director of Lazard and has been the Chief Executive Officer of Lazard Asset Management LLC, or LAM, since March 2004. Mr. Bhutani previously served as Head of New Products and Strategic Planning for LAM from June 2003 to March 2004. Prior to joining Lazard, he was Co-Chief Executive Officer, North America, of Dresdner Kleinwort Wasserstein from 2001 to the end of 2002, and was a member of its Global Corporate and Markets Board, and a member of its Global Executive Committee. Mr. Bhutani worked at Wasserstein Perella Group (the predecessor to Dresdner Kleinwort Wasserstein) from 1989 to 2001, serving as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani began his career at Salomon Brothers in 1985, where he was a Vice President in Fixed Income. Mr. Bhutani is a member of the Board of Directors of four registered investment companies, which are part of the Lazard fund complex. Mr. Bhutani is also a member of the Board of Directors of City Harvest.  Mr. Bhutani was selected to be a director of Lazard because of his extensive background, experience and knowledge of the asset management industry, his role within the firm as Chief Executive Officer of LAM and Mr. Jacobs’ and the Board’s desire that Mr. Bhutani become a regular contributor to the Board’s deliberations.

• Name: Steven J. Heyer • Age: 67 years • Director since 2005

Steven J. Heyer has served as a director of Lazard Ltd and Lazard Group since June 2005 and served as Lead Director from November 2009 to February 2018. Mr. Heyer is an investor in, and acts in a leadership role to, a number of private companies. Mr. Heyer is Chief Executive Officer and Executive Chairman of Haymaker Acquisition Corp. II. Mr. Heyer is also Vice Chairman and a director of OneSpaWorld Holdings, and previously served as Chairman and Chief Executive Officer of Haymaker Acquisition Corp., which completed a business combination transaction with OneSpaWorld Holdings in March 2019. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. From 2008 to 2011, Mr. Heyer worked with a number of leading private equity and venture capital firms focused on financially distressed startup companies and turnaround situations, one of which was Harry & David Holdings, Inc., a company that was in financial distress at the time of his appointment as Chairman and CEO in February 2010 and that filed for bankruptcy protection in March 2011. Mr. Heyer resigned as CEO prior to the company’s bankruptcy filing but remained as Chairman to provide guidance and leadership through the bankruptcy proceedings. The company emerged from bankruptcy in September 2011, and Mr. Heyer resigned as Chairman at that time. Mr. Heyer was selected to be a director of Lazard because of his leadership and experience, as well as the depth of his analytical skills, which he has applied in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies.

• Name: Sylvia Jay • Age: 73 years • Director since 2006

Sylvia Jay, CBE, has served as a director of Lazard Ltd and Lazard Group since March 2006. From June 2011 until July 2013, Lady Jay was Chairman of L’Oréal UK. From September 2005 until June 2011, she was Vice Chairman of L’Oréal UK. From January 2001 until August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director of the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; and the French Trésor. Lady Jay also was a member of a small international team that set up the European Bank for Reconstruction and Development. Lady Jay is a member of the board of directors of Groupe Casino. Lady Jay was a member of the board of directors of Alcatel-Lucent from 2006 until 2014, and was a member of the board of directors of Saint-Gobain from 2002 until 2016. Lady Jay also was Chairman of Food from Britain from 2005 until 2009. Lady Jay was selected to be a director of Lazard because of her extensive background and experience in government service and the Board’s desire to add geographical diversity that reflects Lazard’s client base in Europe.

DIRECTORS CONTINUING IN OFFICE

(TERM EXPIRING IN 2022)

• Name: Richard N. Haass • Age: 68 years • Director since 2016

Richard N. Haass has served as a director of Lazard Ltd and Lazard Group since April 2016. Dr. Haass, in his seventeenth year as president of the Council on Foreign Relations, has served as the senior Middle East advisor to President George H.W. Bush and as a principal advisor to Secretary of State Colin Powell. He was also U.S. coordinator for policy toward the future of Afghanistan and the U.S. envoy to both the Cyprus and Northern Ireland peace talks. A recipient of the State Department’s Distinguished Honor Award, the Presidential Citizens Medal, and the Tipperary International Peace Award, Dr. Haass has authored or edited books on both U.S. foreign policy and management. A Rhodes Scholar, he holds Master and Doctor of Philosophy degrees from Oxford University. From February 2007 until February 2015, Dr. Haass served as a member of the board of directors of Fortress Investment Group. Dr. Haass was selected to be a director of Lazard because of his global perspective, fostered over many years at the highest levels of engagement, as well as his background and experience in government service.

• Name: Jane L. Mendillo • Age: 61 years • Director since 2016

Jane L. Mendillo has served as a director of Lazard Ltd and Lazard Group since April 2016. Ms. Mendillo has spent over 30 years in the fields of endowment and investment management. As the CEO of the Harvard Management Company from 2008 to 2014, she managed Harvard University’s approximately $37 billion global endowment and related assets across a wide range of public and private markets. Ms. Mendillo was previously the Chief Investment Officer at Wellesley College for six years. Prior to that, she spent 15 years at the Harvard Management Company in various investment roles. Earlier in her career she was a management consultant at Bain & Co. and worked at the Yale Investment Office. Ms. Mendillo is a member of the board of directors of General Motors. She is also on the board of directors of the Berklee College of Music. She also serves as senior investment advisor and trustee to the Old Mountain Private Trust Company. She is a graduate of Yale College and the Yale School of Management. Ms. Mendillo was selected to be a director of Lazard because of her unique financial perspective, having successfully stewarded Harvard Management Company through the financial crisis, and her extensive experience in the field of asset management.

• Name: Richard D. Parsons • Age: 71 years • Director since 2012

Richard D. Parsons has served as a director of Lazard Ltd and Lazard Group since June 2012 and has served as Lead Director since February 2018. Mr. Parsons is a co-founder and partner of Imagination Capital LLC, a venture capital firm launched in November 2017, and has been a senior advisor to Providence Equity Partners LLC since September 2009. Mr. Parsons is a member of the board of directors of The Estée Lauder Companies Inc. and The Madison Square Garden Company. From September 2018 to October 2018, Mr. Parsons served as the interim Chairman of the board of directors of CBS Corporation. From May 2014 to September 2014, Mr. Parsons served as the interim Chief Executive Officer of the Los Angeles Clippers. Mr. Parsons previously served as Chairman of the board of directors of Citigroup Inc. from February 2009 through April 2012, and had served as a director of Citigroup Inc. since 1996. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the board of directors of Time Warner Inc., and from May 2002 until December 2007, Mr. Parsons served as Chief Executive Officer of Time Warner Inc. Mr. Parsons was formerly Chairman and Chief Executive Officer of Dime Bancorp, Inc. Among his numerous community and nonprofit activities, Mr. Parsons is Chairman of the Apollo Theater Foundation, Chairman of the board of trustees of the Rockefeller Foundation, Chairman of the Jazz Foundation of America, and a member of the board of directors of the Commission on Presidential Debates. Mr. Parsons was selected to be a director of Lazard because of his extensive and diverse leadership experience with both financial services and non-financial services businesses.

MAJORITY VOTE POLICY

Our Board has adopted a majority vote policy in connection with the election of directors.

In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating & Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.

The Nominating & Governance Committee will consider such tendered resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating & Governance Committee will consider all factors deemed relevant by the members of the Nominating & Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE and Bermuda law), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating & Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Nominating & Governance Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating & Governance Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Nominating & Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating & Governance Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Nominating & Governance Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Nominating & Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made. If the Board has not accepted the tendered resignation, it will also disclose the reason or reasons for doing so.

No director who, in accordance with this policy, is required to tender his or her resignation, shall participate in the Nominating & Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Workplace and Culture Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.lazard.com/investorrelations/. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

LEADERSHIP STRUCTURE

Chairman and Chief Executive Officer

Kenneth M. Jacobs has served as Chairman of the Board and CEO of the Company since November 2009. The Board carefully considered a variety of governance arrangements following the sudden death of the Company’s former Chairman and CEO in October 2009, including separating the roles of Chairman and CEO. The Board appointed Mr. Jacobs as the Company’s Chairman and CEO following this measured and comprehensive review. At the same time, the Board also recognized the need for strong independent perspectives to balance the combined Chairman and CEO positions and to avoid any potential conflicts. The Board created the Lead Director position in November 2009 to provide this balance.

The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that the Board is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the right to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Mr. Parsons was originally appointed as the Lead Director for the Board in February 2018. Mr. Parsons’s appointment was reconfirmed by the independent members of the Board in February 2019 and 2020.  Mr. Parsons is a strong, independent and active director with clearly defined leadership authority and responsibilities. In addition to his role as Lead Director, Mr. Parsons serves as Chair of the Workplace and Culture Committee and as a member of the Compensation Committee and the Nominating & Governance Committee.

The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the independent members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the independent directors;

•

for the purpose of facilitating timely communication, serving as a liaison between (1) the independent directors (including committee chairpersons) and (2) the CEO, other senior executives and, in consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other independent directors, (1) reviewing and approving Board meeting schedules, as well as the agendas for such meetings and (2) calling meetings of the independent directors and setting the agendas in connection with such meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;
•	in consultation with the CEO, identifying and supporting talented individuals within the Company;
•	being available for consultation or direct communication with significant shareholders;
•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;
•	coordinating the activities of the chairpersons of Board committees; and
•	performing such other duties as the Board may from time to time delegate to the Lead Director.

Our Lead Director also presides at meetings of the Board, or the relevant portions of such meetings, when it would not be appropriate for our Chairman and CEO to preside.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Parsons serving as a separate and independent Lead Director provides the best form of leadership for the Company at the present time, offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

RISK OVERSIGHT

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, undertakes a comprehensive review of the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer and the Chief Risk Officer, also review with the Audit Committee categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial and cyber risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. The Company’s Chief Information Officer and Chief Information Security Officer also frequently participate in these reviews. Updates on risks deemed material to the Company are reviewed at regular meetings of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.

AUDIT COMMITTEE

Philip A. Laskawy (Chair), Andrew M. Alper, Steven J. Heyer and Jane L. Mendillo

The Audit Committee met five times in 2019. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of our financial statements;
•	assessing the qualifications, independence and performance of our independent auditor;
•	evaluating the performance of our internal audit function;
•	reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and
•	monitoring the Company’s compliance with certain legal and regulatory requirements.

A detailed list of the Audit Committee’s functions is included in its charter, which is available on our website at www.lazard.com/investorrelations/.

The Audit Committee also selects and oversees Lazard’s independent auditor, and pre-approves all services to be performed by the independent auditor pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Laskawy has the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”.

COMPENSATION COMMITTEE

Andrew M. Alper (Chair), Steven J. Heyer, Michelle Jarrard, Iris Knobloch, Philip A. Laskawy and Richard D. Parsons

The Compensation Committee met nine times in 2019. The Compensation Committee assists the Board of Directors by overseeing our firm-wide compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our CEO;
•	review and approve the compensation of our other executive officers;
•	review our compensation programs as they affect all managing directors and employees; and
•	administer the Lazard Ltd 2018 Incentive Compensation Plan, or the 2018 Plan, the Lazard Ltd 2008 Incentive Compensation Plan, or the 2008 Plan, and any successor plans.

A detailed list of the Compensation Committee’s functions is included in its charter, which is available on our website at www.lazard.com/investorrelations/. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2018 Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than our executive officers). The Compensation Committee granted to our CEO (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at regularly scheduled meetings.

The Compensation Committee directly engaged Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. CAP generally attends meetings of the Compensation Committee. In addition, Kenneth M. Jacobs, our CEO, generally attends meetings of the Compensation Committee and expresses his views on the Company’s overall compensation philosophy. Following year end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, bonus and incentive compensation awards) to be paid to each of the other executive officers.

NOMINATING & GOVERNANCE COMMITTEE

Steven J. Heyer (Chair), Richard N. Haass, Sylvia Jay, Iris Knobloch and Richard D. Parsons

The Nominating & Governance Committee met four times in 2019. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	leading the Board in an annual review of its own performance;
•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
•	recommending to the Board the director nominees for the next annual general meeting of shareholders;
•	recommending to the Board director nominees for each committee of the Board;
•	recommending to the Board compensation of non-executive directors; and
•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines.

A detailed list of the Nominating & Governance Committee’s functions is included in its charter, which is available on our website at www.lazard.com/investorrelations/. The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of non-executive directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

WORKPLACE AND CULTURE COMMITTEE

Richard D. Parsons (Chair), Richard N. Haass, Michelle Jarrard, Sylvia Jay and Jane L. Mendillo

The Workplace and Culture Committee met four times in 2019.  The Workplace and Culture Committee assists and advises management in continuing to cultivate and reinforce a workplace culture that helps attract, motivate and retain talented people, allows them to thrive, fosters productivity and professional and personal development, values diversity and inclusion, and encourages its people to engage with each other and their communities.

A detailed list of the Workplace and Culture Committee’s functions is included in its charter, which is available on our website at www.lazard.com/investorrelations/. All members of the Workplace and Culture Committee are independent.

ATTENDANCE

The Board met ten times in 2019. In 2019, overall attendance by our directors at meetings of the Board and its Committees, including meetings of the Independent Directors, averaged over 95%. Each such director attended at least 75% of the meetings of the Board and Committees on which he or she served (and that were held during the period for which he or she had been a director or Committee member, as applicable). In 2019, all of our directors attended the 2019 Annual General Meeting of Shareholders.

CODES OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at www.lazard.com/investorrelations/. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

COMMUNICATIONS WITH THE BOARD

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

The Lazard Ltd Board of Directors

c/o the Corporate Secretary

These procedures are also posted on our website at www.lazard.com/investorrelations/.

POLICY ON DIRECTOR QUALIFICATIONS AND NOMINATION PROCESS

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating & Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating & Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity and inclusion. The Nominating & Governance Committee views diversity and inclusion broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2021 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures of our Bye-laws, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, New York, New York 10112 between December 29, 2020 and January 28, 2021.

DIRECTOR INDEPENDENCE

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this Proxy Statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director”, and consequently Messrs. Jacobs and Bhutani are not independent directors of Lazard.

The Board of Directors has determined that none of our other directors have a material relationship with Lazard under the NYSE corporate governance listing standards and the Board of Directors’ standards for director independence and, accordingly, that each of our directors (other than Messrs. Jacobs and Bhutani) is independent under the NYSE corporate governance listing standards.

In making its determination, the Board of Directors carefully considered the previously disclosed engagement of Lazard’s Financial Advisory business by Haymaker Acquisition Corp., of which Mr. Heyer was at the time the Chairman and Chief Executive Officer, in 2018. Pursuant to the engagement, Lazard provided financial advisory services to Haymaker Acquisition Corp. in connection with a business combination transaction and is entitled to receive aggregate fees of approximately $3 million. The Board of Directors noted that (i) the engagement terms were negotiated in the ordinary course of business on an arms-length basis, (ii) the revenue relating to the engagement is expected to be less than 1% of the gross revenue of both Lazard and Haymaker Acquisition Corp.’s successor in respect of any year for which payments would be made, and (iii) the engagement was pre-approved by the Nominating & Governance Committee.

DIRECTOR COMPENSATION FOR 2019

Directors who are officers of the Company do not receive any fees for their service as directors. In 2019, our directors’ compensation program provided that each of our non-executive directors would receive an annual cash retainer of $126,000 and an annual award of deferred stock units, or DSUs, with a grant date value of $154,000. An additional annual retainer was paid to the Lead Director and the chairs of each committee of the Board of Directors as follows: the Lead Director, $50,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; the chair of the Compensation Committee, $20,000; and the chair of the Workplace and Culture Committee, $20,000. The other members of the Audit Committee were paid an additional annual retainer of $20,000, and the other members of the Nominating & Governance Committee, the Compensation Committee and the Workplace and Culture Committee were paid an additional annual retainer of $15,000, in respect of each applicable committee. All additional annual retainers were payable 45% in cash and 55% in DSUs.

Cash compensation is paid out on a quarterly basis (on February 15, May 15, August 15 and November 15, or, in each case, the first business day thereafter), and the DSU awards described above are granted on an annual basis on June 1st of each year, or the first business day thereafter, except for initial pro-rated grants made to new directors upon their election or appointment to the Board of Directors, and to continuing directors upon their appointment to new Board Committees or positions. The number of DSUs granted is determined based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of grant.

Non-executive directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors’ Fee Deferral Unit Plan. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received, and the number of DSUs is determined based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of grant. Messrs. Alper, Haass, Heyer and Parsons and Ms. Mendillo elected to participate in this plan during 2019 and have each elected to continue to participate in this plan during 2020.

All DSUs awarded under these arrangements are converted to shares of our Class A common stock on a one-for-one basis and distributed to a director only after he or she resigns from, or otherwise ceases to be a member of, the Board of Directors. Dividend equivalent payments are made in respect of DSUs, which are paid in cash at the same rate and time that dividends are paid on shares of our Class A common stock.

The Nominating & Governance Committee regularly reviews our director compensation program.

The table below sets forth the compensation paid to our non-executive directors during 2019.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Andrew M. Alper (2)	$143,240	$176,023	$319,262
Richard N. Haass (2)	$138,755	$170,508	$309,263
Steven J. Heyer (2)	$149,985	$184,280	$334,265
Michelle Jarrard	$138,656	$170,508	$309,164
Sylvia Jay	$138,656	$170,508	$309,164
Iris Knobloch	$134,006	$169,309	$303,316
Philip A. Laskawy	$145,406	$178,765	$324,171
Jane L. Mendillo (2)	$140,944	$173,281	$314,225
Richard D. Parsons (2)	$170,221	$209,021	$379,242

(1)

The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 16 of Notes to the Consolidated Financial Statements contained in our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 3, 2019 under FASB ASC Topic 718 (based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the date of the grant) were as follows: Mr. Alper, 5,649, valued at $176,023; Dr. Haass, 5,472, valued at $170,508; Mr. Heyer, 5,914, valued at $184,280; Ms. Jarrard, 5,472, valued at $170,508; Lady Jay, 5,472, valued at $170,508; Ms. Knobloch, 5,207, valued at $162,250; Mr. Laskawy, 5,737, valued at $178,765; Ms. Mendillo, 5,561, valued at $173,281; and Mr. Parsons, 6,708, valued at $209,021. In addition, following her appointment to the Compensation Committee effective July 24, 2019, Ms. Knobloch received a pro-rated grant of 187 DSUs, valued at $7,059.  The total number of DSUs held by each of the non-executive directors as of December 31, 2019 was as follows: Mr. Alper, 46,188; Dr. Haass, 25,418; Mr. Heyer, 110,504; Ms. Jarrard, 13,681; Lady Jay, 55,781; Ms. Knobloch, 8,877; Mr. Laskawy, 52,174; Ms. Mendillo, 28,879; and Mr. Parsons, 54,471.

(2)

Each of Messrs. Alper, Haass, Heyer and Parsons and Ms. Mendillo elected to defer all of their quarterly cash compensation into additional DSUs pursuant to the terms of the Directors Fee Deferral Unit Plan during 2019. The number and grant date fair value of DSUs in lieu of cash (based on the NYSE closing price of our Class A common stock on the trading days immediately preceding the applicable grant dates) were as follows: Mr.

Alper, 4,057, valued at $143,240; Dr. Haass, 3,930, valued at $138,755; Mr. Heyer, 4,248, valued at $149,985; Ms. Mendillo, 3,992, valued at $140,944; and Mr. Parsons, 4,821, valued at $170,221.  In accordance with SEC guidance, these amounts are reflected in the “Fees Earned or Paid in Cash” column, rather than in the “Stock Awards” column.

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 3, 2020, the only persons known by us to be beneficial owners of more than 5% of our Class A common stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (1)

FMR LLC (2)	10,939,958	9.70%	10.45%
245 Summer Street Boston, MA 02210
The Vanguard Group (3)	9,754,832	8.65%	9.31%
100 Vanguard Blvd. Malvern, PA 19355
Southeastern Asset Management, Inc. (4)	7,991,503	7.09%	7.63%
6410 Poplar Avenue, Ste. 900 Memphis, TN 38119
T. Rowe Price Associates, Inc. (5)	7,530,709	6.68%	7.19%
100 East Pratt Street Baltimore, MD 21202
Ariel Investments, LLC (6)	5,454,085	4.84%	5.21%
200 East Randolph Street, Ste. 2900 Chicago, IL 60601

(1)	For purposes of this calculation, the voting power of our Class A common stock excludes 8,036,634 shares held by the Company’s subsidiaries as of March 3, 2020.
(2)	Shares of our Class A common stock beneficially owned by FMR LLC are based on a Schedule 13G that was filed on February 7, 2020.
(3)	Shares of our Class A common stock beneficially owned by The Vanguard Group are based on a Schedule 13G that was filed on February 12, 2020.
(4)	Shares of our Class A common stock beneficially owned by Southeastern Asset Management, Inc. are based on a Schedule 13G that was filed on February 14, 2020.
(5)	Shares of our Class A common stock beneficially owned by T. Rowe Price Associates, Inc. are based on a Schedule 13G that was filed on February 14, 2020.
(6)	Shares of our Class A common stock beneficially owned by Ariel Investments, LLC are based on a Schedule 13G that was filed on February 14, 2020.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of our Class A common stock that each director, each NEO, and all directors and executive officers as a group have reported as owning beneficially, or otherwise having a pecuniary interest in, as of March 3, 2020 (including any equity awards which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10112.

Name of Beneficial Owner	Shares of Class A Common Stock (assuming conversion of applicable equity awards) (1) (2)	Percentage of Class A Common Stock	Percentage of Voting Power (3)

Kenneth M. Jacobs (4)	2,073,322	1.84%	1.98%
Andrew M. Alper	47,039	*	*
Ashish Bhutani (5)	856,110	*	*
Richard N. Haass	27,443	*	*
Steven J. Heyer	111,395	*	*
Michelle Jarrard	13,681	*	*
Sylvia Jay	55,781	*	*
Iris Knobloch	8,877	*	*
Philip A. Laskawy	55,174	*	*
Jane L. Mendillo	31,117	*	*
Richard D. Parsons	55,482	*	*
Scott D. Hoffman (6)	169,991	*	*
Evan L. Russo	96,336	*	*
Alexander F. Stern (7)	443,522	*	*
All directors and executive officers as a group (15 persons)	4,059,954	3.60%	3.88%

*	Less than 1% beneficially owned.
(1)

Performance-based restricted stock units, or PRSUs, performance-based profits interest participation rights, which we refer to as performance-based restricted participation units, or PRPUs, which, together with PRSUs, we refer to as Performance Restricted Units, or PRUs, restricted stock units, or RSUs, and other equity incentive awards granted to our executive officers that vest more than 60 days after March 3, 2020 have not been included in the table above in accordance with SEC rules. For a discussion of equity awards that have been granted to our executive officers, see “Compensation of Executive Officers—Outstanding Equity Awards at 2019 Fiscal Year-End” below.

(2)

This column also includes shares of our Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors in the following aggregate amounts: Mr. Alper, 47,039 shares; Dr. Haass, 26,243 shares; Mr. Heyer, 111,395 shares; Ms. Jarrard, 13,681 shares; Lady Jay, 55,781 shares; Ms. Knobloch, 8,877 shares; Mr. Laskawy, 52,174 shares; Ms. Mendillo, 29,717 shares; and Mr. Parsons, 55,482 shares. These DSUs convert to shares of our Class A common stock on a one-for-one basis only after a director resigns from, or otherwise ceases to be a member of, the Board. See “Director Compensation for 2019” above.

(3)	For purposes of this calculation, the voting power of our Class A common stock excludes 8,036,634 shares held by the Company’s subsidiaries as of March 3, 2020.

(4)

Includes 45,279 shares of restricted Class A common stock that were previously issued in settlement of certain outstanding equity awards, which were no longer subject to service or performance requirements after March 31, 2016, Mr. Jacobs’ retirement eligibility date, but remain subject to other restrictions. See “Compensation of Executive Officers—Outstanding Equity Awards at 2019 Fiscal Year-End” below. Also includes 584,279 shares of our Class A common stock indirectly beneficially owned by Mr. Jacobs in trust.

(5)

Includes 27,355 shares of restricted Class A common stock that were previously issued in settlement of certain outstanding equity awards, which were no longer subject to service or performance requirements after May 8, 2017, Mr. Bhutani’s retirement eligibility date, but remain subject to other restrictions.

(6)

Includes 13,693 shares of restricted Class A common stock that were previously issued in settlement of certain outstanding equity awards, which were no longer subject to service or performance requirements after December 24, 2018, Mr. Hoffman’s retirement eligibility date, but remain subject to other restrictions.

(7)	Includes 128,301 shares of our Class A common stock that Mr. Stern had agreed to sell to the Company but continued to beneficially own on March 3, 2020, as reported in a Form 4 filing.

ITEM 2

AN ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. We provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in this Proxy Statement.

As further discussed under “Compensation Discussion and Analysis” below, our Company performed well in 2019 and delivered solid results in the context of global macroeconomic conditions. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2019, contributed to our performance.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders of the Company vote on a non-binding, advisory basis FOR the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the foregoing resolution.

COMPENSATION DISCUSSION AND ANALYSIS

In addition to performing the roles and responsibilities described under “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” above, our Compensation Committee, which is comprised entirely of independent directors, determined the 2019 compensation of our NEOs: Kenneth M. Jacobs, Chairman and CEO; Evan L. Russo, Chief Financial Officer; Ashish Bhutani, CEO of LAM; Scott D. Hoffman, Chief Administrative Officer and General Counsel; and Alexander F. Stern, President.

2019 BUSINESS PERFORMANCE HIGHLIGHTS

As further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Company performed well in 2019 and delivered solid results in the context of global macroeconomic conditions. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2019, contributed to our performance.

Our Compensation Committee focused, among other things, on the following selected consolidated financial information in evaluating the performance of our NEOs and setting their performance-based compensation—that is, all compensation beyond their base salaries—for 2019.

Selected Consolidated Financial Information

($ in millions, unless otherwise noted)

	2019	2018

Operating Revenue(1)	$2,546	$2,755
% Growth	(8)%	4%
Awarded Compensation Expense(1)	$1,469	$1,537
% of Operating Revenue	57.7%	55.8%
Adjusted Non-Compensation Expense(1)	$499	$484
% of Operating Revenue	19.6%	17.6%
Operating Income (based on Awarded Compensation Expense)(2)	$578	$734
% Growth	(21)%	2%
Operating Margin (based on Awarded Compensation Expense)(3)	22.7%	26.6%
Earnings from Operations(1)	$583	$754
% Growth	(23)%	6%
Operating Margin (based on Earnings from Operations)(4)	22.9%	27.4%
Return of Capital(5)	$850	$1,023
Ending Assets under Management ($ in billions)	$248	$215
% Growth	15%	(14)%
Total Shareholder Return (CAGR) (1-Year)(6)	15%	(25)%
Total Shareholder Return (CAGR) (3-Year)(6)	5%	0%

Endnotes to this Compensation Discussion and Analysis are located on page 69.

SELECTED 2019 BUSINESS PERFORMANCE HIGHLIGHTS

OPERATING REVENUE
$2,546M
Operating revenue reflects solid performance in Financial Advisory and Asset Management; 8% lower than record operating revenue in 2018
AWARDED COMPENSATION RATIO

57.7%
Continuing cost discipline with consistent deferral policy

OPERATING MARGIN, AWARDED BASIS
22.7%
Consistent investment in the operating margin

RETURN OF CAPITAL
$850M
Demonstrated long-term commitment to shareholder value creation and return of excess capital

SELECTED 2019 COMPENSATION HIGHLIGHTS

•

Our operating revenue in 2019 was 8% lower compared to our record operating revenue in 2018, and we held our 2019 awarded compensation ratio to the middle of our targeted range for compensation, demonstrating discipline regarding expenses while continuing to invest in our business.

•

Total 2019 compensation awarded to our CEO decreased 13% compared to 2018 and the cash portion of our CEO’s 2019 incentive compensation decreased more than 30% compared to 2018, each of which exceed the 8% decline in operating revenue during the same period. Our Compensation Committee considered the following factors in determining our CEO’s total compensation for 2019:

•	our strong desire to maintain compensation discipline throughout the firm, and for our CEO to take a leadership position in that regard;
•	our solid financial performance in 2019, as reflected in the 2019 financial highlights described above, including our one-year total shareholder return (CAGR), or TSR, of 15% for 2019;
•	the 8% lower operating revenue in 2019 compared to our record operating revenue in 2018;
•	the 21% decrease in our awarded operating income, and the 23% decrease in our earnings from operations, in 2019 compared to 2018;
•	our CEO’s skilled management of several appointments to the Company’s leadership team;
•	the continued achievement of our financial goals described in this Proxy Statement; and
•	our CEO’s individual contributions and achievements in support of our Financial Advisory business.
•

Approximately 80% to 91% of each NEO’s total 2019 compensation was awarded in the form of performance-based compensation. As further discussed under “2019 Compensation for Each of Our NEOs” below, our Compensation Committee granted this compensation after evaluating each NEO’s performance in light of our financial results, including our achievement of the goals described above and our achievement of other pre-determined goals set in 2019.

•

Approximately 70% of total 2019 compensation awarded to Mr. Jacobs, and at least 50% of total 2019 compensation awarded to Messrs. Russo, Bhutani, Hoffman and Stern, was awarded in the form of at-risk PRPUs, which were granted in February 2020. PRPUs vest three years after the grant date contingent upon the achievement of three-year forward-looking performance goals, the satisfaction of service and other vesting conditions, and the achievement of a minimum value condition, which we refer to as the Minimum Value Condition, based on an amount of economic appreciation in the assets of Lazard Group.

•	As further discussed under “Design of Our Compensation Programs—Performance-Based Compensation—Refinement of Our Performance-based Equity Award Performance Metrics and Scoring Systems” below, for performance-based equity awards granted to our NEOs since 2017, the Compensation Committee has introduced new performance metrics, and modified certain scoring requirements, in light of the evolving macroeconomic environment and the Company’s goals and objectives, and limited certain scores that can be achieved under the program. We believe the aggregate effect of these refinements has been to further increase the overall rigor of our performance-based equity award program to better reflect the Company’s goals and objectives, including the pursuit of investment opportunities that can drive profitable growth.

•

As demonstrated by our compensation practices in 2019, we remain committed to our goals regarding firm-wide awarded compensation expense. We have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees.

•	We have continued to apply our discipline on compensation expense to our NEOs.

OUR SHAREHOLDER ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION

2019 VOTE	2018 VOTE	2017 VOTE	2016 VOTE	2015 VOTE

95% FOR	96% FOR	97% FOR	96% FOR	96% FOR

We Are Committed to Our Compensation Programs

Our Compensation Committee and our NEOs have viewed our shareholder advisory votes regarding executive compensation as strong support in favor of our compensation programs, our compensation decisions and our commitment to excellence in compensation governance.

We discussed our compensation programs with many of our shareholders and other parties during recent years in order to better understand their views regarding our compensation programs. Those views have informed our decisions regarding our compensation programs. We continue to discuss these programs with shareholders and other parties to help keep us informed of current viewpoints.

•     Since 2013, our Compensation Committee has continued to refine our performance-based equity award program and has increased the portion of the total compensation awarded to our NEOs that is tied directly to the achievement of three-year, forward-looking performance goals. As further discussed under “Design of Our Compensation Programs—Performance-Based Compensation—Refinement of Our Performance-based Equity Award Performance Metrics and Scoring Systems” below, for performance-based equity awards granted to our NEOs since 2017, our Compensation Committee has continued to introduce new performance metrics, modify certain scoring requirements, and limit certain scores that can be achieved under the program, in order to further increase the overall rigor of our performance-based equity award program and to better reflect the Company’s goals and objectives, including the pursuit of investment opportunities that can drive profitable growth.

•     Since 2013, our Compensation Committee has continued to refine the structure of its NEO evaluation and compensation decision-making process. The Compensation Committee has increased its focus on pre-defined individual goals and firm-wide financial goals, as well as the Company’s progress toward key strategic metrics, in determining the amount of incentive compensation awarded to our NEOs.

•     Since 2013, our Compensation Committee has continued to apply our discipline on compensation expense to our NEOs.

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

We Strive to Retain and Attract Talented Individuals. Our people are our most important asset. It is imperative to continue to retain, attract and motivate executives and professionals of the highest quality and effectiveness, taking into account the cyclical nature of our businesses.

•

We prudently invest in human capital, throughout the cycle. Our compensation programs focus on retaining and attracting proven senior professionals who have strong client relationships, valuable industry expertise and demonstrated money management skills, and who understand our culture and the needs of our business. Our Compensation Committee is committed to awarding these individuals levels of compensation that are commensurate with the value that they bring to the Company and appropriate in light of competitive compensation considerations.

•

Our compensation programs help to effectively retain our human capital. We believe our overall levels of compensation, as well as the structure of our long-term incentive awards, have helped us successfully retain and motivate our NEOs and other key employees. We believe our compensation policy has been effective, enabling us to retain and attract key people and resulting in low voluntary attrition.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances shareholder value and is a fundamental objective of our compensation programs.

•

Most of the compensation we pay is based on performance. Compensation for each of our NEOs, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories: base salary and incentive compensation. Our performance-based incentive compensation awards, which we award annually, generally include cash bonuses, PRUs, profits interest participation rights, RSUs, restricted shares of our Class A common stock, or restricted stock, and Lazard Fund Interests, or LFIs.

•

Performance-based compensation is the principal component of our compensation strategy. We have tailored our compensation programs so that incentive compensation can be highly variable from year to year. Incentive compensation is awarded based on our financial results in the immediately preceding fiscal year, as well as each individual’s contribution to those results and to the Company’s development, including business unit performance. We also consider competitive compensation practices in the financial services industry, as well as the views of our shareholders.

•

We grant at-risk, forward-looking, performance-based long-term incentive awards. The Compensation Committee has adopted a long-term incentive program under which it grants at-risk performance-based awards to our NEOs that are based on three-year forward-looking performance metrics and that could involve potential payouts equal to zero.

•

Since 2013, the Compensation Committee has refined the performance-based equity award program by, among other matters, reducing the maximum potential payout, extending the vesting schedule, modifying the scoring requirements with respect to certain performance metrics, and establishing a fully prospective three-year performance period.

•

The Compensation Committee has further refined the performance-based equity award program with respect to awards granted since 2017 by introducing new performance metrics and modifying certain scoring requirements in light of the evolving macroeconomic environment and the Company’s goals and objectives, including the pursuit of investment opportunities that can drive profitable growth. See “Design of Our Compensation Programs—Performance-Based Compensation—Refinement of our Performance-based Equity Award Performance Metrics and Scoring Systems” below. The aggregate effect of these refinements is to further increase the overall rigor of our performance-based equity award program to better reflect the Company’s goals and objectives.

•

We grant long-term awards with multi-year vesting horizons and, for all awards other than LFIs, value that fluctuates with the Company’s performance and stock price. PRUs, RSUs, profits interest participation rights, restricted stock and LFIs awarded to our NEOs, as applicable, and employees align the interests of our NEOs and employees with the interests of our shareholders – and link the value of these awards to performance – as the value that each individual realizes upon vesting depends:

•	for PRUs, RSUs, profits interest participation rights and restricted stock, on the long-term performance of our Class A common stock;
•	for PRUs, on the performance of our business as measured against specific performance goals; and
•	for LFIs, on the performance of investment funds managed by our Asset Management business.
•

Our long-term equity awards serve as a retention mechanism. By subjecting our long-term equity awards to service-based and other vesting conditions, they help to retain our NEOs and employees, giving shareholders the stability of highly productive, experienced management and employees who help to perpetuate our strong firm culture.

 We are Committed to Compensation Governance and Independence. Our Compensation Committee, which oversees our compensation philosophy, is committed to ensuring that our compensation programs conform to our pay-for-performance paradigm.

•

We maintain an independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors. In 2016, the Board rotated the independent chair of the Compensation Committee, and in each of 2017, 2018 and 2019, the Board added a new independent director to the Compensation Committee.

•

Our Compensation Committee continually reassesses our compensation programs. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year, and performs a specific annual reassessment of the programs in the first quarter of each year in connection with year-end compensation decisions.

•

Our Compensation Committee engages an independent compensation consultant. The Compensation Committee has directly and independently engaged Compensation Advisory Partners, or CAP, a compensation consulting firm, to assist it with compensation analyses, including through the use of compensation data of certain of our competitors, and to advise it with respect to compensation decisions. CAP does not perform any work for the Company other than advising the Compensation Committee with respect to compensation matters and the Nominating & Governance Committee with respect to the compensation of the independent members of our Board of Directors. The Compensation Committee has concluded that none of CAP’s work to date has raised any conflicts of interest.

•

We conduct an annual shareholder advisory vote regarding executive compensation. We value our shareholders’ views regarding many topics, including compensation for our NEOs. Our shareholders asked us to annually solicit their feedback on our compensation programs, and we hold an annual advisory vote regarding executive compensation. As demonstrated by our actions, the Compensation Committee strongly considers the results of the vote, as well as related feedback provided by shareholders, as part of its annual assessment of our compensation programs. We encourage our shareholders to engage with us throughout the year in constructive dialogue regarding our compensation programs.

•

We have an anti-hedging policy, stock ownership guidelines and a clawback policy. We have an anti-hedging policy applicable to our executive officers and directors. We also have robust stock ownership guidelines and a compensation clawback policy, both of which are applicable to our executive officers. See “Design of Our Compensation Programs—Other Features” below.

EXECUTIVE COMPENSATION PRACTICES: WHAT WE DO

✓    Pay for Performance. We tie pay to performance. Other than base salaries, none of our NEOs’ compensation for 2019 was guaranteed. We review financial results and goals for the Company, as well as individual achievement, in determining NEO compensation. We grant performance-based equity awards, including awards based on transparent, objective, three-year forward-looking performance metrics.

✓    Apply Multi-Year Vesting to Equity Awards. Performance-based equity awards granted to our NEOs vest approximately three years after the grant date, assuming satisfaction of the performance goals and the service and other applicable conditions.

✓    Utilize Stock Ownership Guidelines. We have clear stock ownership guidelines, which all of our NEOs exceed. In addition, our directors receive a majority of their annual compensation in the form of DSUs, which are not settled, and therefore remain invested in the Company, until the director leaves our Board of Directors.

✓    Employ Clawback and Anti-Hedging Policies. We have a compensation clawback policy applicable to our executive officers and an anti-hedging policy applicable to our executive officers and directors.

✓    Lead Director and a High Proportion of Independent Directors. Over 80% of the members of our Board of Directors are independent, and all members of the Committees of the Board of Directors, including the Compensation Committee, are independent directors. In addition, our Board of Directors has a strong, active and independent Lead Director.

✓    Retain an Independent Compensation Consultant. Our Compensation Committee consults with CAP, its independent compensation consultant, in connection with our compensation programs generally and NEO compensation specifically.

✓    Engage in Shareholder Outreach. We proactively engage with our shareholders and other interested parties to discuss our compensation programs and objectives.

✓    Utilize a Structured NEO Compensation Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and the Company’s performance with respect to specific pre-defined goals identified by the Compensation Committee at the beginning of the year.

✓    Mitigate Undue Risk. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

✓    Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation programs and seek to offset that impact by repurchasing shares of our Class A common stock.

EXECUTIVE COMPENSATION PRACTICES: WHAT WE DON’T DO

X    No Single-Trigger Vesting. Year-end equity-based incentive awards granted to our NEOs do not automatically vest upon a change in control.

X    No Excise Tax Gross-Ups Upon Change in Control. We do not provide excise tax gross-ups to our NEOs in connection with change in control payments.

X    No Enhanced Change in Control Severance. We do not provide enhanced severance to our NEOs if they are terminated in connection with a change in control.

X    No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs. Other than base salaries, which have remained unchanged for over eight years, none of our NEOs’ compensation for 2019 was guaranteed. Instead, all such compensation was at risk based on performance.

X    No Hedging Transactions or Short Sales. We prohibit our executive officers and directors from entering into hedging transactions or short sales in respect of our Class A common stock.

DESIGN OF OUR COMPENSATION PROGRAMS—BASE SALARY

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our NEOs, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual.

•

Base salaries are approved by our Compensation Committee. During 2019, each of our NEOs was a party to a retention agreement with the Company that provided for a minimum annual base salary during the term of the agreement. Base salaries for our NEOs and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, after consultation with its independent compensation consultant. For 2020, the Compensation Committee once again determined to maintain base salaries at the minimum level set forth in the retention agreements. The minimum annual base salaries of NEOs have remained unchanged for over eight years. See “Compensation of Executive Officers—Retention Agreements with our NEOs” below.

•

Base salaries are the only component of our NEOs’ compensation that is not tied to performance. As further described below under “Design of our Compensation Programs—Performance-Based Compensation”, all other forms of compensation that we pay to our NEOs are at risk and linked to performance.

•

Base salaries represent a small proportion of total NEO compensation. As described below under “2019 Compensation for Each of Our NEOs”, a substantial majority of the compensation that we pay to our NEOs is performance-based compensation.

DESIGN OF OUR COMPENSATION PROGRAMS—PERFORMANCE-BASED COMPENSATION

Cash Bonuses. Except for base salaries, all cash compensation opportunity is based on a combination of Company and individual performance. Accordingly, the cash compensation paid to our NEOs and employees as a group has fluctuated from year to year, reflecting changes in the Company’s performance and financial results, as well as individual performance.

Profits Interest Participation Rights Program. In early 2019, the Compensation Committee and the Company approved the establishment of a new long-term incentive compensation program consisting of profits interest participation rights, which are equity incentive awards that, subject to certain conditions, may be exchanged for shares of our Class A common stock pursuant to the 2018 Plan. In connection with the Profits Interest Participation Rights Program, the Company amended and restated the Operating Agreement of Lazard Group in order to establish profits interest participation rights as a new class of membership interests of Lazard Group.

Pursuant to the Program, in February 2019 and February 2020, we granted PRPUs which are subject to both service-based and performance-based vesting criteria, to each of our NEOs, and profits interest participation rights subject only to service-based vesting criteria to a limited number of other senior employees, pursuant to Profits Interest Participation Right Agreements. For our NEOs, PRPUs with three-year performance metrics were granted as the sole form of long-term incentive awards in respect of each of 2018 and 2019, thereby replacing PRSUs for purposes of long-term incentive compensation beginning with 2018 compensation.

PRPUs are designed to offer a long-term incentive award comparable to PRSUs. Profits interest participation rights are a class of membership interests in Lazard Group that are intended to qualify as “profits interests” for U.S. federal income tax purposes, and generally allow the recipient to realize value only to the extent that both (i) the service-based vesting conditions and, in the case of PRPUs, the performance conditions, are satisfied, and (ii) the Minimum Value Condition, which requires an amount of economic appreciation in the assets of Lazard Group occurs as necessary to satisfy certain partnership tax rules before the fifth anniversary of the grant date, otherwise the rights will be forfeited. Upon satisfaction of such conditions, profits interest participation rights that are in parity with the value of our Class A common stock will be exchanged on a one-for-one basis for shares of our Class A common stock. The Minimum Value Condition with respect to PRPUs granted in 2019 with respect to 2018 compensation has been satisfied.

Like outstanding RSUs and similar awards, profits interest participation rights are subject to continued employment and other vesting conditions and restrictions and will be forfeited if those conditions and restrictions are not fulfilled. In addition, like outstanding PRSUs, PRPUs are subject to the achievement of pre-established performance conditions and financial metrics and will only result in value to the recipient to the extent the conditions are satisfied. Furthermore, vesting of profits interest participation rights are subject to compliance with restrictive covenants including non-compete, non-solicitation of clients, no hire of employees and confidentiality, which are similar to those applicable to PRSUs and RSUs.

At any time, the Compensation Committee may require the exchange of any profits interest participation rights that have satisfied the Minimum Value Condition for our Class A common stock, or may terminate any profits interest participation rights that have not satisfied the Minimum Value Condition, if the Compensation Committee determines that it is in the best interest of the Company due to accounting, regulatory, tax, strategic planning or other reasons. Any Class A common stock received in exchange for unvested profits interest participation rights that have met the Minimum Value Condition would be subject to the same vesting conditions as the related profits interest participation rights (provided that the holder would be permitted to sell a portion to pay taxes incurred due to the exchange). In the event of termination of any profits interest participation rights that have not yet satisfied the Minimum Value Condition, the recipient would be entitled to replacement awards of similar potential fair value, as determined by the Compensation Committee in good faith.

PRPU Awards—General Terms.

As described above under “Design of Our Compensation Programs—Performance-Based Compensation—Profits Interest Participation Rights Program”, in early 2019, the Compensation Committee adopted the Profits Interest Participation Rights Program and, in February 2019 and 2020, our NEOs received long-term incentive compensation awards in respect of 2018 and 2019 performance, respectively, in the form of PRPUs, rather than PRSUs. Like PRSUs, PRPUs are equity-based deferred incentive compensation awards in the Company that are subject to performance-based, service-based and other vesting conditions.

•

PRPU awards are performance-based awards that support the generation of shareholder value. We believe our PRPU awards support the generation of shareholder value by aligning the long-term interests of our NEOs with those of our shareholders. Because the amount an individual realizes upon the vesting of PRPUs directly depends on the performance of our business, as well as the value of our Class A common stock, each individual who receives a PRPU award becomes, economically, a long-term shareholder of the Company, with interests aligned with the interests of other shareholders.

•

PRPU awards subject the NEOs to risk of total loss of a critical component of annual compensation. PRPU awards enhance our risk-based long-term incentive compensation programs by subjecting a substantial proportion of the total compensation payable to each of the NEOs (approximately 70% of the 2019 compensation for our CEO and 50%-70% of the 2019 compensation for our other NEOs) to full risk of loss based upon the long-term future financial performance of our business, measured against objective, pre-established performance goals, as well as the achievement of the Minimum Value Condition.

•

PRPU awards involve a transparent payout mechanism. PRPU awards advance our goal of implementing transparent compensation practices. The performance metrics that must be satisfied in order for PRPUs to vest are tied to factors that we consider to be critical measures of our success and our ability to build value for our shareholders. Importantly, virtually all of the financial information regarding the Company that is used in measuring the Company’s performance with respect to these metrics is available to shareholders, including through our year-end earnings releases. PRPUs allow our shareholders to know, in advance, how this substantial component of compensation for the NEOs will be measured and paid.

•

Payouts under PRPU awards are based on objective financial metrics. The number of shares of our Class A common stock that a recipient will realize upon vesting of a PRPU award will be calculated by reference to financial metrics that were chosen because they are indicative of the Company’s overall performance, rather than individual performance, both on an absolute and a relative basis. These metrics rely on criteria such as revenue growth, returns to shareholders and operating margin. At the measurement times, each of the metrics is assigned a score based on our performance. Such scores are generally weighted evenly over the performance period, with the ultimate level of payout for the awards determined by reference to the weighted numeric score, subject in the case of a total score above 2.0 to downward adjustments, as described below. PRPU awards look to pre-established metrics of the Company’s performance and link payout directly to scores awarded for such metrics.

•

Payouts under PRPU awards will depend on long-term financial performance and could be equal to zero. The target number of shares of our Class A common stock subject to each PRPU is one. Based on the achievement of performance criteria, as determined by the Compensation Committee, the number of shares of our Class A common stock that may be received in connection with each PRPU award will range from zero to two times the target number. PRPUs granted in 2019 in respect of 2018 compensation are contingent on our performance over the three-year period beginning on January 1, 2019 and ending on December 31, 2021.  PRPUs granted in 2020 in respect of 2019 compensation are contingent on our performance over the three-year period beginning on January 1, 2020 and ending on December 31, 2022. Unless applicable performance conditions are satisfied during this period, and the Minimum Value Condition is satisfied within five years following the grant date, all such PRPUs will be forfeited, and the NEOs will not be entitled to any payments with respect to such awards. The Minimum Value Condition with respect to PRPUs granted in 2019 with respect to 2018 compensation has been satisfied.

•

Payouts under PRPU awards are determined, in part, by reference to the performance of our peers. As further discussed below, the financial metrics used to calculate payouts under PRPU awards include a relative measure. By including this measure, our Compensation Committee intended that our performance be judged, in part, against what our competitor companies were able to accomplish under the same general market conditions during the performance period.

•

PRPU awards also include restrictive covenants and other terms and conditions. In 2019 and 2020, PRPUs were granted to each of our NEOs in February. The target number of shares of our Class A common stock that are subject to these PRPU awards was determined in the same way that the number was derived for all of our employees, by dividing the dollar amount allocated to be granted to the NEO as a PRPU award (at the target payout level) by the average NYSE closing price of our Class A common stock on the four trading days ending on February 8, 2019 ($39.00) for the 2019 PRPU awards and by dividing by the average NYSE closing price of our Class A common stock on the four trading days ending on February 13, 2020 ($43.32) for the 2020 PRPU awards. The PRPUs granted in February 2019 will vest on or around March 1, 2022 and PRPUs granted in February 2020 will vest on or around March 1, 2023, in each case, assuming satisfaction of the performance conditions and service-based and other vesting conditions. The PRPUs will not automatically vest in the event of a change in control, but rather will be replaced with equivalent awards that require a subsequent qualifying termination (under the existing terms of the PRPU awards) in order to be eligible for accelerated vesting, with certain variations to reflect the impact of a termination of employment or a change in control on performance conditions. PRPUs that have satisfied the Minimum Value Condition as of a change in control may remain outstanding or be replaced with awards based on the value of our Class A common stock, determined on a one-for-one basis. PRPUs that have not yet satisfied the Minimum Value Condition may remain outstanding or be replaced with equity awards of similar potential fair value, as determined by the Compensation Committee in good faith. In exchange for their PRPU awards, our NEOs agreed to restrictions on their ability to compete with the Company and to solicit our clients and employees, which protect the Company’s intellectual and human capital.
•

PRPUs are allocated income, subject to vesting, in respect of dividends on our Class A common stock. In the event we declare cash dividends on our Class A common stock during the performance period for PRPUs, subject to satisfying the performance conditions and other relevant vesting criteria, our NEOs will be allocated income in respect of such dividends on a pro rata basis as if the PRPUs were exchanged for our Class A common stock, based on the extent to which performance conditions are actually achieved (i.e., such dividends would be paid on between 0 and 200% of the target number of PRPUs based on the level of performance achieved). In addition, from the date that the applicable dividend is paid to holders of our Class A common stock until the time of payment to the PRPU holder, unpaid distributions are credited with interest at a rate of 6% per annum, compounded quarterly.  The holder of PRPUs will receive distributions necessary to pay related taxes on the income allocations, but otherwise is not entitled to any amounts in respect of such allocations until applicable vesting conditions in respect of such PRPUs have been satisfied.

•

PRPUs advance our pay-for-performance paradigm. By coupling the potential value of the PRPUs with our degree of financial success, we believe we have created another strong link between value realized by our shareholders and value to the NEOs. Each NEO knows—at the beginning of a fiscal year—that the year is a component of three-year, forward-looking PRPU (or previously-granted PRSU) performance measurement periods and that his compensation under the awards will be determined in part based on the Company’s performance during that fiscal year. Each NEO is updated at least annually on our performance with respect to the applicable performance metrics.

•

Tax Implications. Profits interest participation rights are structured to qualify as “profits interests” for U.S. federal income tax purposes and are designed to offer recipients a long-term incentive compensation award comparable to PRSUs or RSUs, as applicable, while allowing them a potentially more favorable income tax treatment in return for incurring additional risk. Neither the grant nor vesting of profits interest participation rights will be deductible by the Company as compensation expense for tax purposes. Even if such a compensation deduction were available to the Company, the Company may not, in any event, have been able to promptly use the deduction. It is anticipated, however, that the future exchange of vested profits interest participation rights for shares of our Class A common stock will increase the amortizable tax basis of certain assets of Lazard Group and its subsidiaries. These increases in tax basis may reduce the amount of tax that the Company’s subsidiaries would otherwise be required to pay in the future. In addition, if the Internal Revenue Service were to successfully challenge the tax characterization of profits interest participation rights as profits interests, the holder would be responsible for the incremental taxes, and the Company would indemnify the holder against any taxes pursuant to Section 409A of the Internal Revenue Code.

•

Non-NEO Long-Term Incentive Compensation. While PRPUs (and, historically, PRSUs) are the primary form of long-term incentive compensation for our NEOs, in the case of our other senior Managing Directors, a substantial portion of each individual’s long-term incentive compensation is generally granted in the form of RSUs or profits interest participation rights and the remaining portion generally may be granted in restricted shares of our Class A common stock, LFIs or a combination of both at the individual’s election, and generally includes vesting terms that are different from those applicable to our NEOs. For example, such awards generally vest one-third on or around the second anniversary of grant and two-thirds on or around the third anniversary of grant, or, in the case of profits interest participation rights, entirely on or around the third anniversary of grant, and until 2019, such awards were subject to single-trigger vesting in the event of a change in control. Such awards granted in 2019 and later will generally be subject to double-trigger vesting in the event of a change in control. Prior to becoming our Chief Financial Officer, Mr. Russo served as Managing Director and Co-Head of the Company’s Capital Markets and Capital Structure Advisory practice. In connection with his service in a non-NEO role prior to 2018, Mr. Russo participated in our long-term incentive compensation program that was applicable to our other senior professionals. Pursuant to his grants in February 2017 (made in respect of his performance during 2016) and February 2018 (made in respect of his performance during the portion of 2017 in which he did not serve as our Chief Financial Officer), Mr. Russo received RSUs and LFIs.

PERFORMANCE-BASED EQUITY AWARD FINANCIAL METRICS

The Compensation Committee determined that three financial ratios are the most appropriate and, taken together, comprehensive performance metrics for purposes of PRPU awards granted in 2020 in respect of 2019 compensation: our Volatility Adjusted Revenue Growth Ratio, or VARGR, our Capital Return Ratio, or CRR, and our Operating Margin Metric, or OMM, each of which is described in further detail below. Collectively, the VARGR, CRR and OMM metrics align directly with our long-term strategy of driving shareholder returns through high-quality revenue and earnings growth, focusing on reducing volatility, managing operating margin for profitable growth, and returning capital to our shareholders. These performance metrics also reflect, among other things, the manner in which the Compensation Committee measures the success that the NEOs can achieve in executing our long-term strategy and managing our business for the benefit of our shareholders. An explanation of each financial ratio applicable to PRPU awards granted in 2020 in respect of 2019 compensation is set forth below.

Volatility Adjusted Revenue Growth Ratio – Relative Performance Measure

We seek to generate stable, high-quality revenue growth, and we believe that our shareholders value such revenue growth. Our innovative business model incorporates balanced growth initiatives and a diversity of businesses, including operations that are countercyclical, which we believe ultimately produces less volatile revenues. We believe that the VARGR performance metric aligns directly with our objective of achieving revenue growth while simultaneously limiting volatility in order to promote consistent, high-quality revenue growth over time. And, as described in more detail below, we evaluate this metric against the members of a relevant peer group. An explanation of the VARGR metric is set forth below.

Step 1:

We establish the annual operating revenue growth rate for each of our two primary revenue-generating businesses (i.e., Financial Advisory and Asset Management) for each year within the three-year performance period. We adjust this growth rate for debt valuation adjustment, and for certain acquisitions that may have occurred during the period, in each case, if applicable, as these items can substantially affect reported revenues and can reduce comparability among us and our peers. We then combine each of these operating revenue growth rates into a single compound operating revenue growth rate for each business for the entire performance period.
Step 2:

We divide the compound operating revenue growth rates established in Step 1 by the historical volatility of the applicable business’ compound operating revenue growth rate (i.e., the standard deviation in the applicable business’ compound operating revenue growth rate over the applicable preceding ten-year periods, including the last year of the performance period). This normalizes the compound operating revenue growth rate and reduces the disproportionate impact of any nonrecurring events that may have occurred in a given year. Ultimately, this enhances compound operating revenue growth rate comparability among us and our peers. The value we obtain is the applicable business’ VARGR.

Step 3:

We determine our peers’ VARGRs, in each case using the most appropriate revenue statistic and applying Steps 1-2 above. The peer group for PRPUs granted in 2020 in connection with 2019 compensation is: (i) for purposes of our Asset Management business’ revenue, AllianceBernstein, Artisan Partners, BlackRock, Franklin Resources, Invesco, Legg Mason, UBS Asset Management and T. Rowe Price, and (ii) for purposes of our Financial Advisory business’ revenue, Bank of America Merrill Lynch, Citigroup, Credit Suisse, Evercore, Goldman Sachs, JP Morgan, Morgan Stanley and UBS (in each case considering only the financial advisory revenue of the applicable Financial Advisory peer). We selected this aggregate peer group, which is different than the peer group used for comparative compensation analyses described under “2019 Compensation for Each of Our NEOs” below, because we feel that this aggregate peer group more accurately reflects the companies with which we actively compete in the financial services industry (without regard to their relative size, which may be relevant to compensation, but not relevant to their indicative growth rates).

Step 4:

Using the table below, we determine the VARGR score for each of our businesses based on its VARGR ranking relative to the VARGRs of its peers. We then determine our consolidated VARGR score by combining the VARGR scores of our businesses, weighting them for this purpose in proportion to their relative contribution to our consolidated operating revenue during the relevant period (for this purpose, the operating revenue of our corporate segment is not considered).

Lazard Business VARGR Percentile Rank	VARGR Score

Lazard Business Rank < 20th Percentile	0.00
Lazard Business Rank = 20th Percentile	0.30
Lazard Business Rank = 40th Percentile	0.90
Lazard Business Rank = 60th Percentile	1.60
Lazard Business Rank > 80th Percentile	2.25

If our VARGR ranking is between levels set forth in the table above, we will use linear interpolation to determine our VARGR score based on the scores provided for the closest levels.

Capital Return Ratio – Absolute Performance Measure

We endeavor to return capital to our shareholders, including by paying dividends to our shareholders, repurchasing equity and minimizing the need for additional capital in our business. We believe that our shareholders value our success in returning capital to them, and that the CRR performance metric aligns directly with our objective of returning capital. An explanation of the CRR metric is set forth below.

Step 1:

For each year during the performance period, we first calculate capital returned to shareholders, which we generally define for this purpose as (A) the aggregate value of dividends paid to our shareholders during the year, plus (B) the aggregate amount of funds used for equity repurchases during the year, plus (C) the value of our Class A common stock withheld for tax purposes during the year upon vesting of equity-based awards.

Step 2:

For the same year, we calculate our cash flow during the year, which we generally define for this purpose as (A) our net income for the year, calculated in the adjusted manner set forth in our annual earnings release for the year (primarily to enhance comparability between periods) plus (B) the amortization expense arising from year-end equity-based and LFI awards recorded during the year, plus (C) aggregate cash proceeds received from any new equity or debt issuances, other than with respect to an acquisition during the year, minus (D) the value of amounts used to fund investments relating to LFI awards during the year, minus (E) amounts used to reduce outstanding debt applicable to the year, minus (F) pension contributions made during the year, minus (G) acquisition-related payments made during the year, minus (H) non-recurring charges incurred during the year, plus or minus (I) changes to seed investments during the year.

Step 3:

We establish our CRR for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each year in the performance period by (B) the sum of the amounts obtained in Step 2 for each year in the performance period. We then determine our CRR score based on the table set forth below.

Lazard CRR	CRR Score

CRR < 65%	0.00
CRR = 65%	0.50
CRR = 75%	1.00
CRR = 85%	1.60
CRR > 95%	2.25

If our CRR is between levels set forth in the table above, we will use linear interpolation to determine our CRR score based on the scores provided for the closest levels.

Operating Margin Metric – Absolute Performance Measure

We aim to effectively manage our operating costs, which we broadly consider in the form of compensation and non-compensation costs, and we regularly communicate our goals with respect to our management of these costs to our shareholders. By managing these costs over time, we seek to advance our ultimate objective of delivering a stable and successful operating margin. We also seek to retain the ability and appropriate incentives necessary to invest in our business over time for future profitable growth. In 2019, we implemented a new performance metric, which we refer to as Operating Margin Metric, or OMM, pursuant to which our NEOs are incentivized to pursue these goals, including investments for profitable growth, and help us achieve our OMM objective over time. An explanation of the OMM metric is set forth below.

Step 1:

For each year during the performance period, we first calculate our awarded operating income for the year, net of certain items, which for this purpose is calculated as (A) our operating revenue for the year, minus (B) our awarded compensation expense and our adjusted non-compensation expense for the year, in each case adjusted to exclude the net of: (i) notional compensation awarded to newly-hired managing director, director and senior vice president employees (including any sign-on, “make-whole” and special awards) in the year of hire and the immediately succeeding year, including any such employees acquired in connection with acquisition-related activities; plus (ii) severance paid to managing director, director and senior vice president employees in the year of payment; plus (iii) adjustments for new business initiatives and other long-term investments made through compensation or non-compensation expense, but not covered by clauses (i) or (ii) above; and less (iv) a portion of the notional compensation that will no longer be paid due to senior level employee changes, ordinary turnover and restructurings.

Step 2:	We divide the value obtained in Step 1 above by our operating revenue for the relevant year. The result is our OMM for the relevant year.
Step 3:

We establish our OMM for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each year in the performance period by (B) the sum of our operating revenue for each year in the performance period. We then determine our OMM score based on the table set forth below.

Lazard OMM	OMM Score

OMM ≤ 15%	0.00
OMM = 17%	0.50
OMM = 19%	0.75
OMM = 21%	1.00
OMM = 23%	1.75
OMM = 25%	2.00
OMM > 27%	2.25

If our OMM is between levels set forth in the table above, we will use linear interpolation to determine our OMM score based on the scores provided for the closest levels.

REFINEMENT OF OUR PERFORMANCE-BASED EQUITY AWARD

PERFORMANCE METRICS AND SCORING SYSTEMS

The Compensation Committee and our NEOs believe that our performance-based equity award program is an important system that supports the generation of shareholder value over time. In light of this important purpose of the program, as well as the fact that macroeconomic conditions and the Company’s goals and objectives evolve over time, the Compensation Committee and our NEOs reassess the program at regular intervals. We believe that, since our introduction of the program in 2012, this continual process has enhanced the link between the performance metrics, scoring system and other elements of the program that have applied to new awards and the Company’s performance over the subsequent three-year performance period to which those awards relate.

Since 2017, the Compensation Committee, its independent compensation consultant, CAP, and our NEOs have reviewed the program and implemented the following program refinements – all of which are consistent with the objectives of the program described under “Design of Our Compensation Programs–Performance-Based Compensation” above – in light of the Company’s evolving goals and objectives and to support the generation of shareholder value over time. We believe that the aggregate effect of these refinements has been to further increase the overall rigor of the program to better reflect the Company’s goals and objectives, including the pursuit of investment opportunities that can drive the Company’s profitable growth.

•

Peer Group Updates. The Compensation Committee and our NEOs recognize that the competitive environment in which we operate is dynamic. In order to accurately assess our own competitive performance, we analyze our achievements against the results of our peers, and we must regularly reassess whether the peer group we use for this purpose should be refined. In early 2017, the Compensation Committee and our NEOs undertook a thorough analysis of the peer group applicable to the VARGR relative performance metric that would apply to PRSU awards granted in 2017 in respect of 2016 compensation and determined to (i) apply separate peer groups to the performance measurement for each of our Asset Management and Financial Advisory businesses (as their fundamental competitor groups are different), and (ii) update those peer groups in recognition of the evolving competitive landscape. These peer groups are described under “Performance-based Equity Award Financial Metrics” above. In addition, in early 2018, the Compensation Committee determined that Aberdeen should be replaced in the Asset Management peer group by Artisan Partners, a global investment manager listed on the NYSE, due to the merger of Aberdeen and Standard Life in August 2017 (resulting in a larger organization with more diverse revenues and operations) and in early 2020, the Compensation Committee determined that Schroders should be replaced in the Asset Management peer group by UBS Asset Management, due to timing of the release of Schroders’ full year results which are necessary in order to accurately assess our competitive performance.

•

Reduction of maximum possible metric scores. As further discussed under “Performance-based Equity Award Financial Metrics” above and “Performance-based Equity Award Scoring” below, each of the three performance metrics that apply to a PRU award give rise to an individual score. Generally, each score is weighted equally in order to determine the final score under the award and, consequently, the level of payout under the award. For PRU awards granted before 2017, the maximum score for each individual performance metric had been 3.0, and the maximum final score under the PRU award had been 2.0. In early 2017, the Compensation Committee determined, and the NEOs agreed, that PRU awards granted in 2017 in respect of 2016 compensation should limit the maximum score for each individual performance metric to 2.25 (instead of 3.0) and that the maximum final score under the PRU award should continue to be 2.0, and the Compensation Committee and the NEOs have agreed that these modifications should continue to apply to awards granted in each year thereafter.
•

Scoring matrix changes. As further discussed under “Performance-based Equity Award Financial Metrics” above, a scoring matrix applies to each individual award metric. The Compensation Committee and our NEOs regularly reassess the scoring matrices applicable to performance-based equity award financial metrics to confirm their appropriateness for new awards. In early 2017, the Compensation Committee determined, and the NEOs agreed, to modify the scoring matrices for the VARGR and CRR metrics under PRU awards granted in 2017 in respect of 2016 compensation, and the Compensation Committee and the NEOs have agreed that these modifications should continue to apply to awards granted in each year thereafter.

•

Operating Margin. Since early 2017, our program had involved a performance metric called Awarded Operating Margin, or AOM. The AOM metric was based on our goal to effectively manage our operating margin over time. In early 2019, the Compensation Committee and our NEOs sought to refine the objective by (i) linking payouts under an award directly to our publicly-announced compensation and non-compensation cost goals, thereby simplifying the performance metric and enhancing the connection between the performance metric and the goals that we believe our shareholders value, and (ii) ensuring that NEOs are incentivized to pursue these goals while also seeking investment opportunities that can drive profitable growth for the Company. The Compensation Committee implemented the OMM metric to replace the AOM metric for PRPU awards granted in 2019 in respect of 2018 compensation and determined that this modification should continue to apply to PRPUs awarded in 2020 in respect of 2019 compensation. The OMM metric, like the AOM metric before it, is fundamentally focused on our long-standing goals to effectively manage our costs over the cycle. In 2020, the Compensation Committee clarified that the aggregate adjustment described as part of the OMM calculation should be reduced by a portion of the notional compensation that will no longer be paid due to senior level employee changes, ordinary turnover and restructurings.

PERFORMANCE-BASED EQUITY AWARD SCORING

Generally, each of the three performance metrics (VARGR, CRR and OMM) is weighted equally. The determination of the number of units that may ultimately vest under each award generally will be based on the Company’s cumulative performance over the three-year performance period. The scoring corresponds directly to the level of achievement of performance goals (taking into account any applicable interpolation).

For example, the achievement of a score of 1.50 for the cumulative three-year performance period would translate into payout of the award at 1.50 times the target level (subject to achievement of the service-based vesting condition and, in the case of PRPUs, the Minimum Value Condition), but an overall score above 2.0 would automatically be reduced to 2.0, thereby capping payout of the award at two times the target level. Similarly, the achievement of a score of 0.50 for the cumulative three-year performance period would translate into payout of the award at 0.50 times the target level (subject to achievement of the service-based vesting condition and, in the case of PRPUs, the Minimum Value Condition).

Each of the three performance metrics will also be evaluated on an annual basis at the end of each fiscal year during the performance period. For this purpose, the same scoring ranges, weighting system and reference points will be used, but the evaluation will be based solely on performance during that fiscal year. If the Company achieves an aggregate score of at least 1.0 with respect to such fiscal year, as confirmed by the Compensation Committee, then 25% of the total target number of shares of our Class A common stock subject to the applicable award will no longer be at risk based on achievement of the performance criteria. Any such units will remain subject to the service-based vesting criteria described herein (and the total payout with respect to such units could increase based on the Company’s performance over the performance period). The Compensation Committee retains full discretion with respect to the interpretation and application of the scoring systems described above.

Additional information regarding the scoring of outstanding performance-based equity awards is set forth below. As described under “Refinement of Our Performance-based Equity Award Performance Metrics and Scoring Systems” above, the PRUs granted in 2018 in respect of 2017 compensation, and in 2017 in respect of 2016 compensation, are based on the Company’s performance with respect to VARGR, CRR and AOM. For a more detailed description of the AOM metric and the scoring applicable to VARGR, CRR and AOM metrics for the PRSUs granted in 2018 and 2017, see the discussions under “Compensation Discussion and Analysis—PRSU Financial Metrics” in our annual proxy statements filed with the SEC on March 15, 2018 and March 14, 2017, respectively.

•

Evaluation of Fiscal Year 2019 Performance for PRUs Granted in 2019 and 2018 with Respect to 2018 and 2017 Compensation, Respectively. In early 2020, the Compensation Committee evaluated the Company’s performance for 2019 with respect to VARGR, CRR and OMM with respect to the PRUs awarded to the NEOs in 2019 with respect to 2018 compensation. In addition, the Compensation Committee evaluated the Company’s performance for 2019 with respect to VARGR, CRR and AOM with respect to the PRUs awarded to the NEOs in 2018 with respect to 2017 compensation. The Compensation Committee determined that the Company’s performance on the applicable metrics exceeded an aggregate score of 1.0 for 2019 for the PRUs awarded to the NEOs with respect to 2018 and 2017 compensation. Accordingly, 25% of the total target number of shares of our Class A common stock underlying the PRUs awarded to the NEOs with respect to 2018 and 2017 compensation are not subject to further achievement of performance goals. A similar determination was made by the Compensation Committee in early 2019 in respect of the Company’s performance for 2018 on the three applicable metrics and, in early 2019, 25% of the total target number of shares of our Class A common stock underlying the PRUs awarded to our NEOs in 2018 with respect to 2017 compensation similarly were no longer subject to further achievement of performance goals. However, all of these PRUs remain subject to service-based or other vesting criteria that would be satisfied on or around March 1, 2022, in the case of the PRUs granted in 2019 with respect to 2018 compensation, and on or around March 1, 2021, in the case of the PRUs granted in 2018 with respect to 2017 compensation (and the total payout with respect to such PRUs could increase based on the Company’s performance over the relevant three-year performance period). The portion of performance-based equity awards that have not been subject to the scoring determinations described above remain subject to performance-based vesting criteria and to full risk of forfeiture if the applicable performance goals are not achieved.

•

Evaluation of Three-Year Performance for PRUs Granted in 2017 with Respect to 2016 Compensation. In addition, in early 2020, the Compensation Committee evaluated the Company’s performance during the period from January 1, 2017 to December 31, 2019 with respect to the PRUs awarded to the NEOs in 2017 in respect of 2016 compensation. The Compensation Committee determined by formula that an aggregate score of 1.43, which is less than the maximum potential score of 2.00, applied to the PRUs awarded to the NEOs for 2016 compensation and, accordingly, the corresponding number of shares of our Class A common stock subject to such awards were no longer subject to such performance goals. All of these PRUs awarded in 2017 with respect to 2016 compensation vested on March 2, 2020.

DESIGN OF OUR COMPENSATION PROGRAMS—OTHER FEATURES

Long-Term Incentive Awards Are the Primary Component of Compensation for Our Most Senior Professionals. In February 2020, we applied a progressive formula based on total compensation for all of our NEOs, managing directors and senior professionals. Pursuant to this formula, as a recipient’s total compensation (cash salary, cash bonus and long-term incentive compensation) increases, a greater percentage of his or her total compensation is composed of long-term incentive awards. This formula is based on a sliding scale that effectively begins at 5% for some of our vice presidents and directors and generally reaches 70% (or 50% in our Asset Management business) for our highest paid managing directors.

Stock Ownership Guidelines. We have stock ownership guidelines for our NEOs, which require our CEO and the other NEOs to own shares of our Class A common stock, or equity awards that ultimately could vest into shares (including restricted stock, PRUs (each considered at the target payout level) and RSUs), equal to, in the case of our CEO, six times his base salary, and in the case of each other NEO, three times his base salary. Each NEO has five years from the date that the guidelines began to apply to the NEO to attain the required ownership levels. All of our NEOs currently exceed the required ownership levels. In addition, our non-executive directors receive a majority of their compensation in the form of DSUs that remain invested in the Company until they leave the Board of Directors.

Compensation Clawback Policy. We have a compensation clawback policy for our executive officers. Pursuant to our clawback policy, if the Board of Directors determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an executive officer was based on any financial results or operating metrics that were achieved as a result of that executive officer’s intentional fraudulent or illegal conduct, we will seek to recover from the executive officer such compensation (in whole or in part) as the Board of Directors deems appropriate under the circumstances and as permitted by law.

Anti-Hedging Policy. We have an anti-hedging policy that prohibits our employees (including our executive officers), our directors and their respective designees from short-selling Company securities or entering into a transaction involving a put, call or other derivative or hedge on Company securities, in each case without the prior approval of our General Counsel; provided that our General Counsel may not give such approval to our executive officers and directors.

Double-Trigger Vesting. We apply “double-trigger” vesting for long-term incentive awards to our NEOs in respect of their service as NEOs. In addition, all long-term incentive awards granted since February 2019 to our employees are subject to double-trigger vesting. Any such awards will not immediately accelerate upon a change in control, but instead will require both a change in control and another customary triggering event, such as a qualifying termination, to vest.

No Enhanced Change in Control Severance. We do not provide enhanced severance to our NEOs if they are terminated in connection with a change in control.

No 280G Excise Tax Gross-Ups. Our compensation arrangements for each of our NEOs do not provide for excise tax gross-up provisions with respect to Section 280G of the Internal Revenue Code, reflecting feedback from our shareholders, evolving best practices and our commitment to excellence in compensation governance.

2019 COMPENSATION FOR EACH OF OUR NEOS—COMPENSATION PROCESS

Decisions with regard to incentive compensation are generally made in the first quarter of each year and are based on Company and individual performance in the prior fiscal year.

•

Our Compensation Committee Approves NEO Compensation. The Compensation Committee determines the total compensation package to be awarded to our CEO, Mr. Jacobs. Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package to be awarded to our other NEOs. The Compensation Committee reviews and approves the total compensation package to be paid to our other NEOs and considers Mr. Jacobs’ recommendations in its review. Mr. Jacobs reviewed with the Compensation Committee the performance of each of the other NEOs individually and their overall contribution to the Company in 2019. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other NEOs is discussed.

•

Our Compensation Committee Utilizes a Structured Decision-Making Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and the Company’s performance with respect to specific pre-defined goals identified by the Compensation Committee at the beginning of the year. An illustration of the process used by the Compensation Committee for 2019 compensation decisions is set forth on the following page.

Structure of 2019 NEO Compensation Decision-Making Process

Review Business Performance	Key Metrics
• Achievement of Pre-Defined Goals, including Long-Term Financial Goals and Key Metrics Selected by Compensation Committee	Operating Margin Return of Capital / Capital Management Cost Discipline and Initiatives
• Corporate Performance and Economic Conditions	See “Selected Consolidated Financial Information’’ above

Rate Overall Business Performance

Below Par	Par	Above Par

Consider Reference Pay Ranges for Each Position

• Review competitive pay ranges, considering median peer data and market outlook
• Consider market conditions
• Review recent trends
• Consider pay mix for each position
• Develop reference pay ranges for each position and compare to the overall performance result (Below Par I Par I Above Par)

Determine Compensation for Each NEO

•     Determine compensation for each NEO, considering position-specific reference pay range based on Company and individual results, and progress against Company and business unit, as appropriate, strategic objectives (described above)

• Determine performance-based compensation mix (cash bonus vs. long-term incentive) for each NEO based on market trends, historical practice and other information

Our Compensation Committee Considers a Variety of Available Information. Before any year-end compensation decisions are made, the Compensation Committee reviews information from a variety of available sources.

•

Business Performance. In evaluating the total compensation packages awarded to our NEOs, the Compensation Committee considered the factors described under “2019 Business Performance Highlights” above, as well as each NEO’s individual contributions to the Company, the leadership, guidance, and other individual qualities that they bring to the Company, their desire to advance the implementation of compensation discipline throughout the firm including with respect to NEO compensation.

•

Achievement of Financial Goals. In 2012, we articulated financial goals to our shareholders, including goals regarding our awarded compensation ratio, our adjusted non-compensation ratio and our return of capital strategy. We remained focused on these goals throughout 2019 and, in 2019, we once again achieved these goals. Since 2012, the Compensation Committee has reviewed the Company’s progress with respect to these and other goals in determining the total compensation packages awarded to our NEOs and has considered that progress in connection with compensation decisions.

•

Financial Metrics. The Compensation Committee reviewed a variety of metrics relating to the Company’s financial performance in evaluating the total compensation packages to be awarded to our NEOs. The Compensation Committee considered the Company’s results and progress during 2019 regarding key strategic metrics, including operating revenue, awarded compensation, operating margin, cost savings and return of capital. The Compensation Committee also considered the Company’s TSR.

•

Tally Sheets. The Compensation Committee reviewed a comprehensive tally sheet of all elements of each NEO’s compensation. The tally sheets included information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual bonuses, deferred cash awards, PRPUs, PRSUs, RSUs and LFIs, if any), and the value of benefits and other perquisites paid to our NEOs, as well as potential amounts to be delivered under post-employment scenarios.

•

Competitive Compensation Considerations. The competition to attract and retain high-performing executives and professionals in the financial services industry is intense, and the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our NEOs, the Compensation Committee reviewed an analysis prepared by CAP regarding compensation levels for 2018 (the most recent year for which comprehensive data for our peers was available), and indicative trends for 2019 year-end compensation decisions, for comparable positions at the following financial services firms: Affiliated Managers Group Inc., Blackstone Group LP, Eaton Vance Corp., Evercore Partners Inc., Greenhill & Co., Inc., Invesco Ltd, Legg Mason, Inc., Raymond James, Stifel Financial and T. Rowe Price. We chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals. CAP noted that while it is difficult to choose a comparator group that provides an ideal comparison for these purposes, this comparator group was appropriate in light of our size and business mix. The Compensation Committee also reviewed data with respect to certain other companies with which we compete for financial service professionals, but that substantially exceed our market capitalization; however, this review was for informational purposes only and these companies served only as reference points to provide a broader perspective on competitive pay levels and practices.

CAP’s analysis compared the total direct compensation for our NEOs (calculated with respect to 2018 base salary and actual cash bonuses, deferred cash awards and PRSUs (valued at the target payout level and awarded in February 2019 in respect of 2018 compensation)) to the total direct compensation for the appropriate named executive officers in the comparator group described above, or an appropriate subset of that comparator group, calculated based on compensation levels for 2018 (as reported in 2019). Peer data for 2019 was not fully available at the time of CAP’s analysis, but the pay ranges do consider expectations for market compensation levels in 2019. CAP constructed a compensation reference range for each of our NEOs based on the comparator data as follows: for Mr. Jacobs, $10.0 million to $13.5 million; for Mr. Russo, $3.5 million to $5.5 million; for Mr. Bhutani, $8.5 million to $12.0 million; for Mr. Hoffman, $3.75 million to $6.0 million; and for Mr. Stern, $5.0 million to $8.5 million. See “Awarded Compensation Table” below for a table describing the compensation paid to each of our NEOs for 2019, presented in the manner that it was considered by the Compensation Committee (which was similar to the methodology used by CAP in calculating total direct compensation paid by the firms in the comparator group).

While the Compensation Committee considered the level of compensation paid by the firms in the comparator group in connection with its compensation decisions, in order to maintain competiveness and flexibility, the Compensation Committee did not target compensation at a particular level relative to the comparator group (or relevant subset of the group). This information was only one of several data points that the Compensation Committee considered in evaluating compensation for our NEOs.

2019 COMPENSATION FOR EACH OF OUR NEOS—COMPENSATION DECISIONS

2019 Base Salaries. We have retention agreements with our NEOs that establish their respective minimum annual base salaries. These amounts were negotiated and were meant to ensure that the Company would have the services of each of the NEOs during the term of their respective agreements. See “Compensation of Executive Officers—Grants of Plan-Based Awards—Retention Agreements with our NEOs” below. The base salary paid in 2019 to Mr. Jacobs was $900,000 and to each other NEO was $750,000, which, in each case, is the minimum base salary set forth in the respective retention agreement. The minimum annual base salaries for NEOs have remained unchanged for over eight years.

2019 Incentive Compensation. As a general matter, the Compensation Committee noted that it was mindful of the compensation discipline that has been applied throughout the Company, and the ongoing leadership and support of each NEO in connection with that initiative.

In addition to the matters considered by the Compensation Committee with respect to each NEO, which are described in detail below, the Compensation Committee considered each NEO’s positioning on an internal pay scale vis-à-vis managing directors within the Company and competitive compensation practices at other firms.

Mr. Jacobs. The Compensation Committee noted that our Company delivered solid results in 2019 in the context of global macroeconomic conditions. The Company continued to adhere to the financial goals set in 2012, which it successfully achieved in 2019 once again. The Company had annual operating revenue of $2,546 million in 2019, down 8% from record annual operating revenue in 2018. The Company also returned $850 million of capital to its shareholders in 2019, maintaining the Company’s consistent practice of returning capital to shareholders.

In evaluating incentive compensation for Mr. Jacobs, the Compensation Committee considered these important achievements, the other information regarding our Company’s performance described under “2019 Business Performance Highlights” above, and Mr. Jacobs’ extensive individual accomplishments. The Compensation Committee also considered the Company’s TSR.

In addition, the Compensation Committee considered the goals and objectives established for Mr. Jacobs by the Compensation Committee throughout 2019. These goals and objectives provided the Compensation Committee with a set of criteria that assisted the Compensation Committee in its evaluation of Mr. Jacobs’ performance in 2019.

The Compensation Committee also considered Mr. Jacobs’ strong desire to maintain compensation discipline throughout the firm, and to demonstrate a leadership position in that regard, as well as the success of his efforts to strengthen leadership and coordination throughout the Company and his strategic vision.

The Compensation Committee specifically noted the following accomplishments as a result of Mr. Jacobs’ initiative, ongoing leadership and dedication during 2019:

•	the Company continued to successfully invest in technology infrastructure and data science capabilities to enhance its businesses;
•	the Company’s senior leadership team continued to be united under Mr. Jacobs’ leadership and guidance and Mr. Jacobs successfully managed several appointments to the Company’s leadership team;
•	the Company maintained and continued to foster its culture of cost discipline throughout the firm, once again proving its commitment to compensation cost control;
•

the Company continued to actively communicate with shareholders and the analyst community regarding its strategic plan, initiatives for profitable growth and ESG efforts through the publication of the CSR, building out its investor relations capabilities, strengthening its outreach efforts and enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•	the Company continued to cultivate and reinforce a workplace culture that fosters productivity and professional and personal development, and values diversity and inclusion;
•	the Company continued to successfully integrate its Asset Management operations in North America and Europe; and
•	the Company continued to successfully retain, motivate and attract valuable professionals.

In addition, the Compensation Committee considered Mr. Jacobs’ individual contributions to the Company’s Financial Advisory business, which have generated and are expected to continue to generate significant revenue for the Company, and have enhanced Lazard’s valuable reputation as a preeminent financial advisory and asset management firm. Mr. Jacobs led and continues to lead teams within our Financial Advisory business that advised and continue to advise clients on significant merger and acquisition transactions during 2019 and 2020.

Together with its independent compensation consultant, the Compensation Committee thoroughly reviewed the Company’s past compensation practices and the competitive compensation practices at other firms.

Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award of $9.1 million, payable as follows: a PRPU award valued at $7 million (based on the achievement of performance goals at the target level) and a $2.1 million cash bonus. The PRPUs awarded to Mr. Jacobs constituted approximately 70% of Mr. Jacobs’ total compensation for 2019. The total performance-based compensation awarded to Mr. Jacobs constituted approximately 91% of his total compensation for 2019.

The following charts show Mr. Jacobs’ mix of fixed versus performance-based compensation, and cash incentive versus long-term incentive compensation, for 2019 (based on the achievement of performance goals with respect to the PRPUs at the target level).

By linking 70% of Mr. Jacobs’ total compensation for 2019 directly to the future performance of our business through PRPUs, the substantial majority of Mr. Jacobs’ compensation for 2019 will be at risk based on our ability to achieve growth and produce value for our shareholders over the next three years, notwithstanding his accomplishments in 2019. Given the combination of base salary, annual cash bonus and PRPUs awarded to Mr. Jacobs for 2019, the Compensation Committee believes it has struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. Jacobs focused on the Company’s long-term performance and continued growth, on the other hand.

Mr. Bhutani. In evaluating incentive compensation for Mr. Bhutani, the Compensation Committee and Mr. Jacobs considered his leadership and level of performance as the CEO of LAM and Chairman of our Asset Management business, and his commitment to the development and performance of our Asset Management business, as well as its solid overall performance in 2019 in light of a continuing difficult environment for active asset managers. The Compensation Committee and Mr. Jacobs also considered the performance of various investment products and strategies managed by our Asset Management business, including the launch of four new investment strategies and enhanced focus on and investment in ESG matters. In addition, the Compensation Committee and Mr. Jacobs considered Mr. Bhutani’s significant efforts to further integrate the Company’s Asset Management operations in North America and Europe and enhance global distribution. The Compensation Committee approved the following incentive compensation for Mr. Bhutani for his performance in 2019: Mr. Bhutani received a cash bonus of $1.815 million, a PRPU award valued at $4.275 million (based on the achievement of performance goals at the target level) and a deferred cash award of $1.71 million. The PRPUs awarded to Mr. Bhutani constituted approximately 50% of his total compensation for 2019. The total performance-based compensation awarded to Mr. Bhutani constituted approximately 91% of his total compensation for 2019.

Mr. Hoffman. In evaluating incentive compensation for Mr. Hoffman, the Compensation Committee and Mr. Jacobs considered the significant leadership that Mr. Hoffman provides to the Company. In his role as Chief Administrative Officer, Mr. Hoffman drives the execution and coordination of initiatives and internal policies in support of the firm’s overall strategic objectives and provides input to, and guidance in, business planning. The Compensation Committee and Mr. Jacobs noted Mr. Hoffman’s strong performance in this role. Mr. Hoffman also maintains his role as General Counsel and his wide-ranging responsibility for overseeing worldwide legal and compliance operations at the Company, as well as his diverse responsibilities for overseeing internal audit, global communications, legislative and regulatory affairs and other areas. The

Compensation Committee and Mr. Jacobs considered Mr. Hoffman’s responsibility for establishing and implementing uniform internal policies within the Company, his contribution to the overall strength of the Company, and his contribution toward the achievement of the Company’s financial goals. In that regard, the Compensation Committee and Mr. Jacobs considered the information regarding our Company’s performance described under “2019 Business Performance Highlights” above, including the Company’s TSR. Mr. Jacobs noted that Mr. Hoffman was a key contributor to the collective management team, providing leadership, advice and guidance to him, as CEO, and further noted that Mr. Hoffman also provides such advice and guidance to the Board of Directors and its Committees. Mr. Jacobs specifically highlighted Mr. Hoffman’s guidance related to the new appointments to the Company’s leadership team in 2019. The Compensation Committee approved the following incentive compensation for Mr. Hoffman for his performance in 2019: Mr. Hoffman received a cash bonus of $712,500 and a PRPU award valued at $2.3375 million (based on the achievement of performance goals at the target level). The PRPUs awarded to Mr. Hoffman constituted approximately 62% of his total compensation for 2019. The total performance-based compensation awarded to Mr. Hoffman constituted approximately 80% of his total compensation for 2019.

Mr. Russo. In evaluating incentive compensation for Mr. Russo, the Compensation Committee and Mr. Jacobs considered the significant leadership that Mr. Russo provides to the Company in his role as Chief Financial Officer, including worldwide responsibility for corporate finance, accounting, investor relations and tax matters at the Company. The Compensation Committee and Mr. Jacobs noted Mr. Russo’s successful leadership of the Company’s capital management programs, which resulted in a focus in 2019 on developing and implementing a capital allocation strategy that prioritizes an optimal return of excess capital to shareholders, as well as his continued development of the Company’s investor relations function. The Compensation Committee and Mr. Jacobs also considered Mr. Russo’s role and performance in connection with the development and implementation of the Company’s new enterprise resource planning system which was completed in 2019, and his efforts to effectively manage and develop senior employees within the Company’s Corporate segment. The Compensation Committee and Mr. Jacobs also noted that Mr. Russo had an especially strong year in 2019 as he expanded his responsibilities. The Compensation Committee approved the following incentive compensation for Mr. Russo for his performance in 2019: Mr. Russo received a cash bonus of $732,500 and a PRPU award valued at $2.9175 million (based on the achievement of performance goals at the target level). The PRPUs awarded to Mr. Russo constituted approximately 66% of his total compensation for 2019. The total performance-based compensation awarded to Mr. Russo constituted approximately 83% of his total compensation for 2019.

Mr. Stern. In evaluating incentive compensation for Mr. Stern, the Compensation Committee and Mr. Jacobs considered several factors, including his performance as Chief Operating Officer of the Company and CEO of the Company’s Financial Advisory business and transition to his new role as President of the Company. The Compensation Committee and Mr. Jacobs further considered Mr. Stern’s overall contribution to the financial strength of the Company. The Compensation Committee and Mr. Jacobs considered Mr. Stern’s effective oversight, in his capacity as CEO of the Company’s Financial Advisory business, of managing directors and senior professionals overseeing various regions and business sectors on a global basis, as well as Mr. Stern’s key investments in the business during the first half of 2019.  The Compensation Committee and Mr. Jacobs also considered how Mr. Stern enhanced the Company’s focus on growth initiatives in his capacity as President of the Company, a role he transitioned into partway through 2019. The Compensation Committee and Mr. Jacobs further focused on Mr. Stern’s key role in the successful perpetuation of the Company’s culture of cost discipline, which has continued to enable the Company to achieve its financial goals. The Compensation Committee and Mr. Jacobs also considered the information regarding our Company’s performance described under “2019 Business Performance Highlights” above, including the Company’s TSR. The Compensation Committee approved the following incentive compensation for Mr. Stern for his performance in 2019: Mr. Stern received a cash bonus of $1.2 million and a PRPU award valued at $4.55 million (based on the achievement of performance goals at the target level). The PRPUs awarded to Mr. Stern constituted approximately 70% of Mr. Stern’s total compensation for 2019. The total performance-based compensation awarded to Mr. Stern constituted approximately 88% of his total compensation for 2019.

The following table, which we refer to as the Awarded Compensation Table, shows the base salary and incentive compensation awarded to our NEOs for their performance in 2019 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2019 in the following respects:

•

by showing the notional value of the PRPUs (assuming payout at the target level) granted in February 2020, which related to 2019 performance but are not reflected in the Summary Compensation Table for 2019 because they were granted after the end of our 2019 fiscal year;

•

by excluding the grant date fair value, as determined for accounting purposes, of the PRPUs (assuming payout at the target level) which related to 2018 performance and are included in the Summary Compensation Table for 2019;

•	by excluding the values reported in the “Change in Pension Value” and “All Other Compensation” columns, because they are not tied to the NEO’s performance for the applicable year; and
•

by distinguishing deferred cash awards paid to Mr. Bhutani from annual bonus amounts, as these awards were not paid at the same time as our regular bonuses but rather were deferred until June of the year of grant, subject to Mr. Bhutani’s continued employment through the payment date.

A similar methodology has been applied to reflect 2018 and 2017 compensation, which is included for each NEO in order to provide a basis for comparison. For these prior years, the value of PRUs, RSUs and LFIs is also reflected based on the fiscal year to which they relate, rather than the fiscal year in which they were granted, and based on notional value rather than on the grant date fair value as determined for accounting purposes.

AWARDED COMPENSATION TABLE

				Deferred		Target	Fund
			Annual Cash	Cash	RSU	Performance	Interest	Total
	Year	Salary	Bonus	Awards	Awards	Awards	Awards	Compensation
0	-	-	-	-	-	-	-	-
Kenneth M. Jacobs	2019	$900,000	$2,100,000	—	—	$7,000,000	—	$10,000,000
	2018	$900,000	$3,125,000	—	—	$7,475,000	—	$11,500,000
	2017	$900,000	$4,100,000	—	—	$7,500,000	—	$12,500,000
Evan L. Russo	2019	$750,000	$732,500	—	—	$2,917,500	—	$4,400,000
	2018	$750,000	$862,500	—	—	$2,387,500	—	$4,000,000
	2017	$562,500	$952,500	—	$471,250	$942,500	$471,250	$3,400,000
Ashish Bhutani	2019	$750,000	$1,815,000	$1,710,000	—	$4,275,000	—	$8,550,000
	2018	$750,000	$3,198,055	$826,945	—	$4,775,000	—	$9,550,000
	2017	$750,000	$3,445,000	$1,205,000	—	$5,400,000	—	$10,800,000
Scott D. Hoffman	2019	$750,000	$712,500	—	—	$2,337,500	—	$3,800,000
	2018	$750,000	$922,500	—	—	$2,527,500	—	$4,200,000
	2017	$750,000	$1,065,000	—	—	$2,585,000	—	$4,400,000
Alexander F. Stern	2019	$750,000	$1,200,000	—	—	$4,550,000	—	$6,500,000
	2018	$750,000	$1,912,500	—	—	$4,837,500	—	$7,500,000
	2017	$750,000	$2,250,000	—	—	$4,500,000	—	$7,500,000

Perquisites. In 2019, each of our NEOs received less than $75,000 in perquisite compensation, which included (i) the payment by the Company of a portion of the health insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and payment of other health related benefits, (ii) the payment by the Company of certain matching contributions on their personal contributions to the Company’s 401(k) plan, and (iii) being the named beneficiaries of a Company-provided life insurance and long-term disability insurance policy. In addition, Messrs. Jacobs, Russo, Hoffman and Stern each have access to an executive dining room that is available to certain of our managing directors in the New York City area. Each of our U.S. managing directors is entitled to have his or her year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Hoffman and Stern have availed themselves of this benefit. This perquisite has been a historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Pension Benefits. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Messrs. Hoffman and Stern have accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable NEO becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our NEOs will not accrue any additional benefits. For additional information regarding benefits accrued by or payable to Messrs. Jacobs, Hoffman and Stern under these plans as of December 31, 2019, see “Compensation of Executive Officers—Pension Benefits” below.

NEO Retention Agreements. In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2019, on March 29, 2019, we entered into amended retention agreements with each of our NEOs at that time. For a description of the terms of the NEOs’ retention agreements, see “Compensation of Executive Officers–Retention Agreements with Our NEOs” and “Compensation of Executive Officers—Potential Payments upon Termination or Change in Control” below.

Vesting of PRUs, RSUs and LFIs. In general, unvested PRUs, RSUs, LFIs and similar awards are forfeited by our NEOs upon termination of employment, except in cases such as death,

disability, a termination by the Company other than for “cause” (which, for purposes of these awards, includes a resignation for “good reason”) or a qualifying retirement pursuant to our Deferred Compensation Retirement Policy or, solely in the case of Mr. Stern, in the event that he resigns to become an advisor to the Company during the term of his retention agreement and remains in that role until the relevant awards have vested. See “Compensation of Executive Officers—Deferred Compensation Retirement Policy” and “Compensation of Executive Officers—Retention Agreements with our NEOs” below. As described under “Compensation Discussion and Analysis—Design of Our Compensation Programs—Other Features” above, the Company has adopted “double-trigger” vesting for NEO incentive awards, including PRUs granted to our NEOs in respect of their service as NEOs.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: that compensation will be insufficient to retain talented individuals and that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is reviewed against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of voluntary employee attrition. Further, long-term incentive compensation (including PRUs, profits interest participation rights, RSUs, restricted stock and LFIs) awarded to our NEOs, managing directors and other senior professionals are generally subject to long-term vesting periods. We believe both the levels of compensation and the structure of the PRUs, profits interest participation rights, RSUs, LFIs and similar awards have had the effect of aiding our retention of our NEOs and other key employees.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the business in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk-taking. For example, paying a significant portion of our year-end compensation in the form of long-term incentive compensation (including PRUs, profits interest participation rights, RSUs, restricted stock and LFIs) with long-term vesting periods makes or should make each of our NEOs, managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increases or decreases with the performance of the Company, in the case of PRUs and profits interest participation rights, the price of our Class A common stock, in the case of PRUs, profits interest participation rights, RSUs and restricted stock, and the performance of specified investment portfolios managed by LAM, in the case of our LFIs. In addition, PRU performance criteria include adjustments for revenue volatility in recognition of our belief that more volatile growth is less valuable to our shareholders. We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Andrew M. Alper (Chair), Steven J. Heyer, Michelle Jarrard, Iris Knobloch, Philip A. Laskawy and Richard D. Parsons

Compensation Discussion and Analysis Endnotes

(1)

Operating revenue, awarded compensation expense, awarded compensation ratio, adjusted non-compensation expense, adjusted non-compensation ratio and earnings from operations are non-GAAP measures. For a description of how to calculate each of them and a reconciliation between each of them and the respective comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)

Operating income based on awarded compensation expense, or our awarded operating income, is a non-GAAP measure and is defined as operating revenue ($2,546 million in 2019), minus awarded compensation expense ($1,469 million in 2019), minus adjusted non-compensation expense ($499 million in 2019).

(3)

Operating margin based on awarded compensation expense, or our awarded operating margin, is a non-GAAP measure and is defined as operating income based on awarded compensation expense ($1,469 million in 2019) divided by operating revenue ($2,546 million in 2019).

(4)	Operating margin based on earnings from operations is a non-GAAP measure and is defined as earnings from operations ($583 million in 2019) divided by operating revenue ($2,546 million in 2019).
(5)

We calculate our return of capital during 2019 by reference to the following: (i) we paid $255 million to our shareholders in dividends; (ii) we repurchased $495 million of our Class A common stock; and (iii) we satisfied employee tax obligations of $100 million in cash in lieu of share issuance upon vesting of equity grants. We use the same methodology to calculate our return of capital during applicable prior years.

(6)

We calculate TSR by measuring the closing price of our Class A common stock as of December 31 of the final year of the measurement period against the closing price of our Class A common stock as of December 31 of the year preceding the measurement period, plus the amount of dividends paid on our Class A common stock during the measurement period (assuming the reinvestment of such dividends when they are paid).

COMPENSATION OF EXECUTIVE OFFICERS

The following table contains information with respect to our NEOs in the manner required by SEC rules. We believe that the better way to view this information is as set forth in the Awarded Compensation Table under “Compensation Discussion and Analysis—2019 Compensation for Each of Our NEOs—Compensation Decisions” above, as the information set forth below:

•

includes in 2019 compensation the grant date fair value of PRUs (which, as of the grant date, were deemed probable of vesting in accordance with applicable accounting rules), that relate to 2018 performance and were awarded in February 2019; and

•	does not include in 2019 compensation the grant date fair value of PRUs that relate to 2019 performance, which were awarded in February 2020.

Similarly, the information with respect to 2018 and 2017 compensation includes PRUs, RSUs and LFIs, as applicable, granted in the relevant calendar year, which related to the previous year’s performance, and does not include PRUs, RSUs and LFIs, as applicable, granted with respect to the relevant calendar year’s performance.

Summary Compensation Table

					Change in
					Pension Value
					and Nonqualified
					Deferred	All Other
Name and Principal				Stock	Compensation	Compensation
Position	Year	Salary	Bonus	Awards (1)	Earnings (2)	(3)	Total

Kenneth M. Jacobs	2019	$900,000	$2,100,000	$7,407,930	$13,697	$87,961	$10,509,587
Chairman and Chief	2018	$900,000	$3,125,000	$7,376,616	—	$54,225	$11,455,841
Executive Officer	2017	$900,000	$4,100,000	$6,628,765	$8,921	$53,511	$11,691,197

Evan L. Russo	2019	$750,000	$732,500	$2,366,076	—	$51,039	$3,899,615
Chief Financial Officer	2018	$750,000	$862,500	$1,861,714	—	$44,749	$3,518,963
(effective October 1, 2017)	2017	$562,500	$952,500	$1,650,665	—	$41,344	$3,207,009

Ashish Bhutani	2019	$750,000	$3,525,000 (4)	$4,732,151	—	$48,105	$9,055,256
Chief Executive Officer	2018	$750,000	$4,025,000 (4)	$5,311,141	—	$35,179	$10,121,320
of Lazard Asset	2017	$750,000	$4,650,000 (4)	$4,645,168	—	$31,380	$10,076,548
Management

Scott D. Hoffman	2019	$750,000	$712,500	$2,504,829	$41,280	$57,522	$4,066,131
Chief Administrative Officer	2018	$750,000	$922,500	$2,542,482	—	$49,284	$4,264,266
and General Counsel	2017	$750,000	$1,065,000	$2,347,680	$28,606	$45,549	$4,236,835

Alexander F. Stern	2019	$750,000	$1,200,000	$4,794,069	$28,263	$48,035	$6,820,366
President	2018	$750,000	$1,912,500	$4,425,970	—	$36,612	$7,125,082
	2017	$750,000	$2,250,000	$4,218,333	$18,815	$36,737	$7,273,885

(1)

For 2019, represents PRPU awards granted to each of our NEOs during the year that relate to the prior year’s performance.  For 2018 and 2017, represents PRSU, RSU and LFI awards, as applicable, granted to each of our NEOs during the applicable year that relate to the prior year’s performance. As required by Item 402(c)(2) of Regulation S-K, the value of the PRUs, RSUs and LFIs reported in the Summary Compensation Table is (i) based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which the executive’s performance relates) and (ii) (A) in the case of

PRUs, is computed in accordance with FASB ASC Topic 718 based on the performance conditions applicable to such PRSUs being achieved at the target (i.e., one times) payout level, which was determined to be the probable outcome as of the grant date, without regard to estimated forfeitures, and (B) in the case of LFIs, is computed based on the fair market value of the interests in the Lazard managed funds as of the date that the applicable LFIs were awarded. See Note 16 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a discussion of the assumptions used in the valuation of the PRUs, RSUs and LFIs. The value of the PRPUs awarded to our NEOs during fiscal year 2019 assuming a minimum payout level would have been $0 for each NEO. As required by Item 402(c)(2) of Regulation S-K, the value of the PRPUs awarded to our NEOs during fiscal year 2019 assuming a maximum payout level would have been as follows: for Mr. Jacobs, $14,815,859; for Mr. Russo, $4,732,151; for Mr. Bhutani, $9,464,303; for Mr. Hoffman, $5,009,658; and for Mr. Stern, $9,588,137.

(2)

Represents the aggregate change in actuarial present value of the accumulated benefits of Messrs. Jacobs, Hoffman and Stern under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Messrs. Hoffman and Stern, a related supplemental defined-benefit pension plan.

(3)

For 2019, represents: (i) payment of health insurance premiums and other health-related benefits in the amount of $42,396 for Mr. Jacobs (which amount included a $2,035 contribution to Mr. Jacobs’ health savings account), $24,912 for Mr. Russo (which amount included a $2,035 contribution to Mr. Russo’s health savings account), $25,213 for Mr. Bhutani, $24,896 for Mr. Hoffman (which amount included a $2,035 contribution to Mr. Hoffman’s health savings account), and $10,145 for Mr. Stern; (ii) life and long-term disability insurance premiums in the amount of $2,662 for each of Messrs. Jacobs, Russo, Bhutani, Hoffman and Stern; (iii) for Messrs. Jacobs, Russo, Hoffman, and Stern, the annual estimated cost of access to an executive dining room, which is a benefit historically provided to certain of the Company’s U.S. managing directors in the New York City area, in the amount of $7,750 for each such NEO; (iv) for each NEO, the payment by the Company of an $11,200 matching contribution in 2019 on his personal contributions to the Company’s 401(k) plan, which, beginning in 2016, is a benefit provided to all of the Company’s U.S. managing directors; (v) distributions paid to NEOs in 2019 in respect of interest accrued on their capital accounts in Lazard Group, in the amount of $14,136 for Mr. Jacobs, $4,515 for Mr. Russo, $9,030 for Mr. Bhutani, $4,780 for Mr. Hoffman, and $9,148 for Mr. Stern; and (vi) tax preparation services in the amount of $9,817 for Mr. Jacobs, $6,234 for Mr. Hoffman, and $7,130 for Mr. Stern (in each case representing the portion of the cost of such tax preparation services that was paid by the Company).

(4)

For 2019, 2018, and 2017, includes an award of $1,710,000, $826,945, and  $1,205,000, respectively, that was considered a deferred cash award, was payable or paid in the respective year of grant, and was contingent upon Mr. Bhutani’s continued employment until the payment date.

GRANTS OF PLAN BASED AWARDS

The following table provides information about PRPUs granted to each of our NEOs during fiscal year 2019 in respect of 2018 performance.

Potential Future Payout Under PRPUs
Named Executive Officer	Date Grant Approved	Grant Date	Minimum Number	Target Number	Maximum Number	Grant Date Fair Value of PRPUs (1)

Kenneth M. Jacobs	January 29, 2019	February 8, 2019	0	191,667	383,334	$7,407,930
Evan L. Russo	January 29, 2019	February 8, 2019	0	61,218	122,436	$2,366,076
Ashish Bhutani	January 29, 2019	February 8, 2019	0	122,436	244,872	$4,732,151
Scott D. Hoffman	January 29, 2019	February 8, 2019	0	64,808	129,616	$2,504,829
Alexander F. Stern	January 29, 2019	February 8, 2019	0	124,038	248,076	$4,794,069

(1)	Amounts represent the grant date fair value of awards made in 2019, as computed in accordance with FASB ASC Topic 718, as set forth in footnote (1) to the “Summary Compensation Table” above.

The PRPUs included in the table above are subject to performance-based and service-based and other vesting criteria and represent a contingent right to receive a number of shares of our Class A common stock that will range from zero to two times the target number (i.e., one times). Assuming satisfaction of the applicable vesting criteria, the PRPUs granted on February 8, 2019 to each of our NEOs will vest on or around March 1, 2022. The payout level at which the PRPUs will vest is determined based on the score over a performance period beginning January 1, 2019 and ending on December 31, 2021 with respect to VARGR, CRR and OMM financial metrics and our performance relative to the performance of our peers; provided, however, that each of the three performance metrics also are evaluated on an annual basis at the end of each fiscal year during the performance period and may result in 25% of the total target number of shares of our Class A common stock subject to the PRPUs no longer being at risk based on the achievement of the performance criteria. See “Design of Our Compensation Programs—Performance-Based Compensation” above.

After the end of 2019, the Compensation Committee evaluated our performance for 2019 with respect to each of the three generally applicable performance metrics and determined that such performance exceeded an aggregate score of 1.0 for 2019. Accordingly, 25% of the total target number of shares of our Class A common stock subject to the PRPUs included in the table above are not subject to further achievement of performance goals due to our performance in 2019 (but remain subject to the service-based or other vesting criteria described above). Vesting of the PRPUs is also subject to the achievement of the Minimum Value Condition within five years following the grant date.  The Minimum Value Condition with respect to PRPUs granted in 2019 with respect to 2018 compensation has been satisfied.

Each of our NEOs signed a PRPU award agreement in connection with his award. In general, these agreements provide that unvested PRPUs are forfeited on termination of employment, except in cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to our Deferred Compensation Retirement Policy or, solely in the case of Mr. Stern, in the event that he resigns to become an advisor to the Company during the term of his retention agreement and remains in that role until the relevant awards have vested. See “Deferred

Compensation Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below. In the event we declare cash dividends on our Class A common stock during the performance period for PRPUs, subject to satisfying the performance conditions and other relevant vesting criteria, our NEOs will be allocated income in respect of such dividends on a pro rata basis as if the PRPUs were exchanged for our Class A common stock, based on the extent to which performance conditions are actually achieved (i.e., such dividends would be paid on between 0 and 200% of the target number of PRPUs based on the actual level of performance achieved). In addition, from the date that the applicable dividend is paid to holders of our Class A common stock until the time of payment to the PRPU holder, unpaid distributions are credited with interest at a rate of 6% per annum, compounded quarterly. The holders of PRPUs receive distributions necessary to pay related taxes on the income allocations, but otherwise is not entitled to any amounts in respect of such allocations until applicable vesting conditions in respect of such PRPUs have been satisfied. In addition, the PRPU agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

DEFERRED COMPENSATION RETIREMENT POLICY

Pursuant to the Deferred Compensation Retirement Policy, outstanding and unvested profits interest participation rights, PRUs, RSUs, restricted stock and LFIs will vest (and in the case of members of Lazard Group who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s Federal income tax return, RSUs and certain PRSUs will be settled in restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company, (iii) the sum of the holder’s actual age and years of service is at least 70, and (iv) commencing with the relevant deferred compensation granted in 2017, the holder has completed a service period of approximately three months following the date of grant. Similarly, following the retirement eligibility date, the service-based vesting criteria of the PRUs will no longer apply, but the performance-based vesting criteria will continue to apply through the end of the applicable performance period, including following the executive’s retirement during the performance period. Following retirement, the profits interest participation rights, PRUs, RSUs, restricted stock and LFIs remain subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original award agreement through the original vesting date of the relevant deferred compensation, notwithstanding any expiration date specified therein. Any dividends payable with respect to the profits interest participation rights, PRPUs and restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of a portion of the restricted stock granted to him or her to pay such taxes.

Although Mr. Jacobs satisfied the age and service criteria pursuant to the Deferred Compensation Retirement Policy in September 2014, due to his previous waiver of retirement eligibility, he became retirement eligible on March 31, 2016, which is the date that his prior retention agreement was scheduled to expire. Mr. Bhutani became retirement eligible on May 8, 2017, which was the date that he satisfied the age and service criteria pursuant to the Deferred Compensation Retirement Policy. In addition, Mr. Hoffman became retirement eligible on December 24, 2018, which was the date that he satisfied the age and service criteria pursuant to the Deferred Compensation Retirement Policy. The retirement eligibility dates for Messrs. Russo and Stern are August 2, 2030 and November 4, 2022, respectively.

RETENTION AGREEMENTS WITH OUR NEOS

In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2019, on March 29, 2019, we entered into amended retention agreements with each of the NEOs. Generally, the provision of services under the retention agreements is terminable by either party upon three months’ notice, and the agreements also contain the terms and conditions set forth below.

Compensation and Employee Benefits. The term of the amended retention agreements for our NEOs expires on March 31, 2022 or, if later, the second anniversary of a change in control of the Company. The retention agreements with our NEOs provide for a minimum annual base salary of $900,000 for Mr. Jacobs and $750,000 for each of Messrs. Russo, Bhutani, Hoffman, and Stern. In addition, each of our NEOs is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company; provided that, in each case, the NEO is employed by the Company at the end of the applicable fiscal year. Such bonus will be paid in the same ratio of cash to equity and deferred awards as is generally applicable to other executives receiving comparable bonuses. The retention agreements with our NEOs also provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

In addition, Mr. Jacobs is entitled, subject to his continued employment with the Company, to the fringe benefits and perquisites to which he was entitled as of March 29, 2019.

Payments and Benefits Upon Certain Terminations of Service. The retention agreements with our NEOs also provide for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. See “Potential Payments Upon Termination or Change in Control” below for further details.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table provides information about the number and value of RSUs, PRUs and shares of restricted stock that were actually held (or, pursuant to the rules and guidance of the SEC, were for purposes of the table deemed held) by our NEOs as of December 31, 2019. The market value of the RSUs, PRUs and restricted stock was calculated based on the NYSE closing price of our Class A common stock on December 31, 2019 ($39.96). The table does not include PRPU awards that relate to 2019 performance, which were granted in February 2020.

Named Executive Officer	Number of RSUs and Shares of Restricted Stock That Have Not Vested (1)(2)(3)(4)	Market Value of RSUs and Shares of Restricted Stock That Have Not Vested	Number of PRUs That Have Not Vested (5)	Market or Payout Value of PRUs That Have Not Vested

Kenneth M. Jacobs	290,833	$11,621,687	530,221	$21,187,631
Evan L. Russo (6)	49,999	$1,997,960	131,611	$5,259,176
Ashish Bhutani	201,161	$8,038,394	354,521	$14,166,659
Scott D. Hoffman	102,031	$4,077,159	180,556	$7,215,018
Alexander F. Stern (6)	238,139	$9,516,034	333,949	$13,344,602

(1)

This column reflects additional RSUs received by the NEOs as dividend equivalents accrued in respect of the total target number of shares of our Class A common stock subject to outstanding PRSUs, which are not at risk based on the achievement of performance criteria and are subject to the same vesting schedule as the underlying PRSUs to which they relate. In the case of Messrs. Jacobs, Bhutani and Hoffman, (i) such RSUs have been converted to shares of restricted stock, as discussed in footnote (3) below, and (ii) this column excludes shares of restricted stock that were available or withheld to pay the related taxes, as further discussed under “Stock Vested” below.

(2)

With respect to PRSU awards granted in February 2017 in respect of 2016 compensation, in early 2020, the Compensation Committee determined by formula that Lazard had achieved an aggregate score of 1.43 with respect to the three-year performance period from January 1, 2017 to December 31, 2019. Such PRSUs vested on March 2, 2020. Accordingly, this column includes the product of (i) 1.43 and (ii) the total original target number of shares of our Class A common stock subject to these PRSUs (excluding, in the case of Messrs. Jacobs, Bhutani and Hoffman, shares of restricted stock that were available or withheld to pay related taxes, as further discussed under “Stock Vested” below). The total number of RSUs and shares of restricted stock included in this column for each NEO that relate to such PRSU awards (excluding, in the case of Messrs. Jacobs, Bhutani and Hoffman, shares of restricted stock that were available or withheld to pay related taxes, as further discussed under “Stock Vested” below) is as follows: 188,026 for Mr. Jacobs; 131,184 for Mr. Bhutani; 66,890 for Mr. Hoffman; and 157,855 for Mr. Stern. All such amounts are deemed RSUs (or, in the case of Messrs. Jacobs, Bhutani and Hoffman, shares of restricted stock, as further discussed in footnote (3) below), that have not vested for purposes of this table.

In addition, with respect to (i) PRSU awards granted in February 2018 (in respect of 2017 compensation), in early 2019, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2018 fiscal year, and (ii) PRU awards granted in February 2019 and February 2018 (in respect of 2018 and 2017 compensation, respectively), in early 2020, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2019 fiscal year. As discussed above under “Compensation Discussion & Analysis—Performance-Based Equity Award Scoring”, if the Compensation Committee determines after the end of a fiscal year that the Company has achieved an aggregate score of at least 1.0 with respect to such fiscal year, then 25% of the total target number of shares of our Class A common stock subject to the relevant PRUs will no longer be at risk based on achievement of the performance criteria. Accordingly, this column includes 25% and 50% of the total target number of shares of our Class A common stock subject to the PRU awards granted in February 2019 and February 2018, respectively (excluding, in the case of Messrs. Jacobs, Bhutani and Hoffman, shares of restricted stock issued in respect of PRSUs granted in February 2018 that were available or withheld to pay related taxes, as further discussed under “Stock Vested” below), which, in each case, are no longer at risk based on achievement of the performance criteria and are scheduled to vest subject to service criteria on or around March 1, 2021, respectively. The total number of RSUs, shares of restricted stock and profits interest participation rights included in this column for each NEO that relate to PRU awards granted in February 2019 and February 2018 (excluding, in the case of Messrs. Jacobs, Bhutani and Hoffman, shares of restricted stock issued in respect of PRSUs granted in February 2018 that were available or withheld to pay related taxes, as further discussed under “Stock Vested” below) is as follows: for Mr. Jacobs, 47,917 and 54,890 in respect of PRUs granted in 2019 and 2018, respectively; for Mr. Bhutani, 30,609 and 39,368 in respect of PRUs granted in 2019 and

2018, respectively; for Mr. Hoffman, 16,202 and 18,939 in respect of PRUs granted in 2019 and 2018, respectively; for Mr. Russo, 15,305 and 10,322 in respect of PRUs granted in 2019 and 2018, respectively; and for Mr. Stern, 31,010 and 49,274 in respect of PRUs granted in 2019 and 2018, respectively. All such amounts are deemed RSUs or profits interest participation rights (or, in the case of Messrs. Jacobs, Bhutani and Hoffman, shares of restricted stock issued in respect of PRSUs granted in February 2018, as further discussed in footnote (3) below), that have not vested for purposes of this table.

(3)

For Messrs. Jacobs, Bhutani and Hoffman, the amounts in this column include shares of restricted stock that were issued in settlement of certain outstanding RSUs and PRSUs, in each case as a result of the applicable NEO’s retirement eligibility and the tax treatment of his awards as a result thereof, as well as profits interest participation rights in respect of PRPUs granted in February 2019 that are no longer subject to performance-based vesting due to the Company’s achievement of an aggregate score of at least 1.0 with respect to fiscal year 2019 (as described in footnote (2) above). Messrs. Jacobs, Bhutani and Hoffman became eligible for retirement under the Deferred Compensation Retirement Policy on March 31, 2016, May 8, 2017 and December 24, 2018, respectively. All such shares and profits interest participation rights are eligible for the Deferred Compensation Retirement Policy and are no longer subject to a service-based vesting condition but remain subject to compliance with restrictive covenants until the original vesting dates.

(4)

This column reflects 24,372 RSUs received by Mr. Russo in respect of his service prior to his appointment as Chief Financial Officer of the Company, including 18,214 RSUs scheduled to vest on or around March 2, 2020 and 6,158 RSUs scheduled to vest on or around March 1, 2021. See “Design of Our Compensation Programs—Performance-Based Compensation—Non-NEO Long-Term Incentive Compensation” above.

(5)

The PRU awards granted to our NEOs in 2019 and 2018 with respect to 2018 and 2017 compensation, respectively, are scheduled to vest on or around March 1, 2022 and March 1, 2021, respectively, subject in each case to achievement of performance-based vesting criteria. Because our performance in the 2019 fiscal year exceeded the target (one times) level, and based on guidance regarding the rules of the SEC, we have included the PRU awards in the table above based on the next highest payout level expressed as an integer (in this case, two times); however, since 25% and 50% of the total target number of shares of our Class A common stock subject to the PRUs granted in 2019 and 2018, respectively, are no longer subject to achievement of performance criteria and, accordingly, are reflected in the RSU and restricted stock column of the table above (as discussed in footnote (2) above), the amount set forth in the PRU column reflects 1.75 times and 1.50 times the total target number of shares subject to the PRUs granted in 2019 and 2018, respectively. The number of PRUs set forth in this column are as follows: for Mr. Jacobs, 335,417 and 194,804 in respect of PRUs granted in 2019 and 2018, respectively; for Mr. Russo, 107,131 and 24,480 in respect of the PRUs granted in 2019 and 2018, respectively; for Mr. Bhutani, 214,263 and 140,258 in respect of PRUs granted in 2019 and 2018, respectively; for Mr. Hoffman, 113,414 and 67,142 in respect of PRUs granted in 2019 and 2018, respectively; and for Mr. Stern, 217,066 and 116,883 in respect of PRUs granted in 2019 and 2018, respectively. The amounts reflected above are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be determined based on our actual performance through the entire performance period (and which may be lower than the two times payout level).

(6)

Messrs. Russo and Stern will become retirement eligible on August 2, 2030 and November 4, 2022, respectively. Upon reaching retirement eligibility, any PRUs, RSUs, restricted stock and LFIs that the relevant NEO holds will become eligible for the Deferred Compensation Retirement Policy.

STOCK VESTED

The following table sets forth certain information concerning PRSUs, RSUs and restricted stock held by our NEOs that vested in 2019.

Named Executive Officer	Number of Shares That Vested or Were Acquired on Vesting	Value Realized on Vesting (1)	Number of Shares Withheld or Available to Fund Tax Obligation for Retirement Eligible NEOs (2)	Value Realizable from Shares Withheld or Available to Fund Tax Obligation for Retirement Eligible NEOs (3)

Kenneth M. Jacobs	241,446	$9,037,324	221,059	$8,143,144
Evan L. Russo	43,650	$1,633,820	—	—
Ashish Bhutani	150,077	$5,617,382	153,003	$5,636,008
Scott D. Hoffman	74,436	$2,786,139	72,012	$2,652,561
Alexander F. Stern	283,595	$10,614,961	—	—

(1)	The value realized on vesting was calculated based on the NYSE closing price of our Class A common stock on the trading day immediately preceding the vesting date.
(2)

Because Messrs. Jacobs, Bhutani and Hoffman have become eligible for retirement under the Deferred Compensation Retirement Policy, certain PRSUs or RSUs granted to them were subject to taxation in 2019 and were settled in the form of restricted stock. Pursuant to the award agreements governing these PRSUs and RSUs, Messrs. Jacobs and Hoffman were permitted to sell a portion of such shares to pay the related taxes (the “Tax Obligation Portion”). Messrs. Jacobs and Hoffman decided to sell a majority of the Tax Obligation Portion to the Company. The shares of restricted stock issued to Messrs. Jacobs and Hoffman representing any unsold portion of the Tax Obligation Portion are no longer subject to service requirements due to their retirement eligibility but remain subject to other restrictions. Pursuant to the award agreements with Mr. Bhutani covering these PRSUs and RSUs, the Company withheld shares upon settlement in respect of the related taxes. See “Compensation of Executive Officers—Deferred Compensation Retirement Policy” above.

(3)

The value realizable from shares withheld or available to fund the tax obligation reflects the NYSE closing price of our Class A common stock on the trading day immediately preceding the date that certain PRSUs or RSUs granted to Messrs. Jacobs, Bhutani and Hoffman were converted to restricted stock in connection with their retirement eligibility and became available for sale or were withheld (as discussed in footnote (2) above).

PENSION BENEFITS

U.S. Defined Benefit Pension Plans. The following table provides information with respect to the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Messrs. Hoffman and Stern have accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and, if applicable, the supplemental defined-benefit pension plan, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, $18,845 for Mr. Hoffman and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump-sum payment. These benefits accrued in each case prior to the date the applicable NEO became a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation methodology and material assumptions applied in quantifying the present value of the current accrued benefit, see Note 17 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Messrs. Russo and Bhutani do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)

Kenneth M. Jacobs	Lazard Frères & Co. LLC Employees’ Pension Plan	3	$84,375	—

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$125,939	—
	Supplemental Defined- Benefit Pension Plan	5	$89,914	—

Alexander F. Stern	Lazard Frères & Co. LLC Employees’ Pension Plan	6	$120,365	—
	Supplemental Defined- Benefit Pension Plan	6	$5,915	—

(1)

Mr. Jacobs has been employed by the Company for 32 years, Mr. Hoffman 26 years and Mr. Stern 25 years. Mr. Jacobs became a managing director of the Company in 1991, Mr. Hoffman in 1999 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)

In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs, Hoffman and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose a lump sum form of payment 80% of the time and a single life annuity form of benefit the remaining 20% of the time under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump-sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Messrs. Hoffman and Stern only). The interest rate and mortality rate used to determine the Employees’ Pension Plan present value is 3.38% for all years and the Pri-2012 healthy retiree white collar mortality table (with generational improvement using Scale MP-2019 with base year 2012) after retirement only. The present value calculations for the Supplemental Defined-Benefit Pension Plan assume that the annuity benefit will be converted to a lump sum at age 65 using a 3.38% interest rate and the mortality outlined in IRS Notice 2019-26 applicable for lump-sum payments (projected to the year the participant attains age 65 using Scale MP-2018). A 3.38% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described above, each of our NEOs has entered into a retention agreement with the Company, which provides for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement.

Each of our NEOs has received RSUs and PRUs pursuant to the 2008 Plan and the 2018 Plan, Mr. Russo has also received LFIs and restricted stock.

The following table shows the potential payments that would have been made by the Company to each of our NEOs assuming that such NEO’s employment with the Company terminated, or a change in control occurred, on December 31, 2019 under the circumstances outlined in the table. For purposes of this table, the price of our Class A common stock is assumed to be $39.96, which was the closing price on December 31, 2019, and the amounts set forth below reflect the terms of the retention agreements as in effect on December 31, 2019.

	Prior to a Change in Control				On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination Without “Cause”	Resignation for “Good Reason”	Retirement	No Termination of Employment	Death or Disability	Involuntary Termination Without “Cause” or Resignation for “Good Reason”	Retirement

Kenneth M. Jacobs
Severance Payment (1)	—	$24,000,000	$24,000,000	—	—	—	$24,000,000	—
RSU, PRU and Restricted Stock Vesting (2) (3)	$26,474,679	$26,474,679	$26,474,679	$20,641,424	—	$33,490,043	$33,490,043	$33,490,043
Pro-rata Annual Incentive Payment (4)	$11,100,000	$11,100,000	$11,100,000	—	—	$11,100,000	$11,100,000	—
Salary in Lieu of Notice (5)	—	$225,000	—	—	—	—	$225,000	—
Evan L. Russo
Severance Payment (1)	—	$7,587,500	$7,587,500	—	—	—	$7,587,500	—
RSU, PRU, Restricted Stock and LFI Vesting (2) (3)	$6,651,028	$6,651,028	$6,651,028	—	$1,221,304	$8,556,585	$8,556,585	—
Pro-rata Annual Incentive Payment (4)	$3,043,750	$3,043,750	$3,043,750	—	—	$3,043,750	$3,043,750	—
Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	—
Ashish Bhutani
Severance Payment (1)	—	$20,350,000	$20,350,000	—	—	—	$20,350,000	—
RSU, PRU and LFI Vesting (2) (3)	$18,026,570	$18,026,570	$18,026,570	$14,019,391	—	$22,648,433	$22,648,433	$22,648,433
Pro-rata Annual Incentive Payment (4)	$9,425,000	$9,425,000	$9,425,000	—	—	$9,425,000	$9,425,000	—
Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	—
Scott D. Hoffman
Severance Payment (1)	—	$8,600,000	$8,600,000	—	—	—	$8,600,000	—
RSU, PRU and Restricted Stock Vesting (2) (3)	$9,125,521	$9,125,521	$9,125,521	$7,130,548	—	$11,508,965	$11,508,965	$11,508,965
Pro-rata Annual Incentive Payment (4)	$3,550,000	$3,550,000	$3,550,000	—	—	$3,550,000	$3,550,000	—
Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	—
Alexander F. Stern
Severance Payment (1)	—	$7,500,000	$7,500,000	—	—	—	$7,500,000	—
RSU and PRU Vesting (2) (3) (6)	$18,732,199	$18,732,199	$18,732,199	—	—	$23,190,648	$23,190,648	—
Pro-rata Annual Incentive Payment (4)	$6,750,000	$6,750,000	$6,750,000	—	—	$6,750,000	$6,750,000	—
Salary in Lieu of Notice (5)	—	$187,500	—	—	—	—	$187,500	—

(1)

In addition to the severance payments listed, each of our NEOs would have been entitled to receive two years of medical and dental coverage following termination. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)

Valuation of all RSU, PRU and restricted stock awards is based upon the full value underlying our Class A common stock at the close of business on December 31, 2019, without taking into account any discount for the present value of such awards. Valuation of LFI awards is determined based on the dollar value of the relevant fund interest at the close of business on December 31, 2019. Upon a change in control, (i) PRU, RSU, restricted stock and LFI awards generally will not accelerate, but will instead require both a change in control and another customary event (such as a qualifying termination) in order to vest, and (ii) PRU awards will no longer be subject to the performance conditions and the payout level will be determined by the Compensation Committee based on the greater of (A) the target level or (B) the Company’s actual performance for the period beginning at the start of the performance period and ending on the date of the change in control, but the awards will remain subject to the service or other vesting conditions, absent a qualifying termination, through the original vesting dates. The table above assumes, with respect to the PRU awards for which the three-year performance period has not ended (i.e., those granted in 2019 and 2018 in respect of compensation for 2018 and 2017, respectively), that upon a change in control and another customary event (such as a qualifying termination), the performance conditions and the payout level would be equal to 2.0 times the target level.  For the PRPU awards, the payout includes any unvested dividend amounts paid at 2.0 times the target level and interest on unpaid distributions from the date that the applicable dividend was paid to holders of our Class A common stock until December 31, 2019 at 6% per annum, compounded quarterly, less any distributions received to pay related taxes on the income allocations.  This assumption is not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be lower than two times the target level). For the PRSU awards granted in 2017, since the three-year performance period ended as of December 31, 2019, the performance conditions and the payout levels are based on actual performance equal to 1.43 times the target level. For Messrs. Jacobs, Bhutani and Hoffman, amounts include the value of restricted stock that the NEO received in connection with his retirement eligibility (other than the portion available or withheld to pay tax obligations). See “Outstanding Equity Awards at 2019 Fiscal Year-End” above.

(3)

Upon death, (i) all RSU awards vest upon the earlier of 30 days or the scheduled vesting date, (ii) all restricted stock and LFI awards vest immediately and (iii) all PRU awards vest immediately (or, if the death occurs more than halfway through the fiscal quarter, as soon as practicable following the Compensation Committee’s determination of the payout level), with the payout level based on (A) our actual performance during the portion of the performance period ending on the last day of the fiscal quarter preceding the date of death (or, if the death occurs more than halfway through the fiscal quarter, the last day of such fiscal quarter) and (B) the target level for the remainder of the performance period. Upon disability, a termination without “cause” or resignation for “good reason”, (i) the PRU payout level will be determined in a manner consistent with clauses (A) and (B) of the immediately preceding sentence, and (ii) the NEOs may be immediately taxed on 100% of the shares underlying the RSUs, PRSUs, restricted stock and LFIs. Accordingly, a percentage of the shares underlying the RSUs and PRSUs (or Fund Interests in the case of LFIs) in the amount sufficient to cover payment of taxes will be delivered to the executive or withheld immediately upon termination, and the remaining percentage will be delivered on the original vesting dates, provided that the executive does not violate his restrictive covenants. Messrs. Jacobs, Bhutani and Hoffman became retirement eligible during 2016, 2017 and 2018, respectively. If an NEO is retirement eligible, he may retire without forfeiting his PRUs, but (other than following a change in control) such PRUs remain subject to performance conditions for the full performance period. Following retirement (other than following a change in control), all PRUs, RSUs, LFIs and shares of restricted stock remain subject to compliance with restrictive covenants through their original vesting date, notwithstanding any shorter duration provided in award agreements. See “Compensation of Executive Officers—Deferred Compensation Retirement Policy” above.

The table above assumes, with respect to the PRU awards for which the three-year performance period has not ended (i.e., those granted in 2019 and 2018 in respect of compensation for 2018 and 2017, respectively), that (x) in the case of a termination without “cause”, upon death or disability or resignation for “good reason” (other than following a change in control), the performance conditions would be equal to approximately 1.3333 times and 1.6667 times the target level, respectively, and (y) in the case of retirement of Messrs. Jacobs, Bhutani and Hoffman (other than following a change in control), the performance conditions would be equal to 1.0 times the target level, with the payout level determined accordingly in all cases. For the PRPU awards, the payout level includes any unvested dividend amounts paid at 1.333 times the payout level and interest on unpaid distributions from the date that the applicable dividend was paid to holders of our Class A common stock until December 31, 2019 at 6% per annum, compounded quarterly, less any distributions received to pay related taxes on the income allocations.  These assumptions are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be higher or lower than the amount assumed for this calculation). For the PRSU awards granted in 2017, since the three-year performance period ended as of December 31, 2019, the performance conditions and the payout level are based on actual performance equal to 1.43 times the target level. The scheduled vesting dates for outstanding PRU, RSU and restricted stock awards are set forth in footnotes (2) and (4) to the “Outstanding Equity Awards at 2019 Fiscal Year-End” table above.

(4)

Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason”, or upon termination due to death or disability, each NEO is entitled to a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards or LFI awards based on the grant date value of such awards in accordance with our normal valuation methodology, at the target level, in the case of PRUs) paid or payable to the executive for our two completed fiscal years immediately preceding the fiscal year in which the termination occurs. Assuming a qualifying termination on December 31, 2019, all NEOs would have received a pro-rated annual bonus equal to the average of such NEO’s full annual incentive compensation in respect of 2018 and 2017.

(5)

Under the retention agreements, each of the NEOs is entitled to three months’ notice (or, if the Company elects, base salary in lieu of such notice period) following a termination by the Company other than for cause. In addition, for Mr. Jacobs, this notice period or salary in lieu thereof applies upon a resignation for good reason solely due to a failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

(6)

As discussed in further detail under "Retention Agreements" below, Mr. Stern’s retention agreement now includes a provision that allows him to become an advisor to the Company at any time prior to March 31, 2022 and serve in that role for the remainder of the term of his retention agreement, except that, in the event Mr. Stern receives equity awards that would vest after March 31, 2022, he would be permitted to elect to continue in his role as an advisor until November 4, 2022.  In the event Mr. Stern’s service as an advisor were terminated by the Company without “cause” or due to death or disability, his outstanding awards would continue to vest in accordance with their terms, subject to his continued compliance with such restrictive covenants through the applicable vesting date. In the event Mr. Stern’s service as an advisor were terminated by the Company for “cause” or if he resigned as an advisor for any reason, his outstanding awards would be forfeited.  Based on the assumptions applicable to Messrs. Jacobs, Bhutani and Hoffman in the event of retirement (as described in footnote (3) above), in the event that Mr. Stern had elected to terminate his employment effective December 31, 2019 in order to become an advisor to the Company, the estimated value of RSUs and PSUs subject to continued vesting as described above would have been $15,120,326.

None of the NEOs is entitled to an excise tax gross-up payment with respect to Section 280G of the Internal Revenue Code. Instead, the retention agreements provide for a “best net” approach, whereby change-in-control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes. These potential reductions are not reflected in the amounts set forth above.

RETENTION AGREEMENTS

In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2019, on March 29, 2019, we extended the term of the retention agreements with each of the NEOs to March 31, 2022. The terms of the amended retention agreements are set forth below.

Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company and its affiliates.

With respect to a termination for “cause” of an NEO, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere (or non-U.S. equivalent) to, a felony, or of any other crime that legally prohibits the NEO from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the NEO’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the NEO (A) to perform his employment duties in any material respect, (B) to follow specific reasonable directions received from the CEO (or, for Messrs. Jacobs and Hoffman, from the Board of Directors or, for Mr. Russo, from the Audit Committee of the Board of Directors) or (C) to comply with the policies of the Company and its affiliates in any material respect, which failure is demonstrably and materially injurious to the Company or any of its affiliates; (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates.  Notwithstanding the foregoing, (1) with respect to the events described in clauses (ii), (iii)(A), (iii)(C) and (iv) of the prior sentence, the NEO’s acts or failures to act generally shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the Board of Directors (or the CEO for Messrs. Russo, Bhutani, Hoffman, and Stern) or upon the direct advice of counsel to the Company; (2) no act or failure to act will be considered “willful” unless it is done (or omitted to be done) by the NEO in bad faith or without reasonable belief that his action or omission was in the best interests of the Company; (3) clause (iii) of the prior sentence will not apply to any failure by the NEO resulting from incapacity due to physical or mental illness or following a termination by the Company of his employment without cause or his resignation for good reason. In addition, any termination following a change in control for a reason other than as described in clause (i) above shall not be considered for “cause” until the NEO is delivered a copy of a valid resolution finding, by the affirmative vote of two-thirds of the entire membership of the board of directors (or similar governing body) of the entity that is the parent of the Company, that circumstances constituting “cause” exist.

With respect to a resignation by an NEO for “good reason”, the term “good reason” generally means (subject to notice and a cure period): (i) the assignment to the NEO of any duties inconsistent in any material respect with his position(s) (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including, for Mr. Jacobs, any authority, duties or responsibilities as are consistent with those exercised generally by the chief executive officer of a public company) as in effect as of March 29, 2019 or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such applicable date, provided that, in the case of Mr. Stern, the foregoing shall apply solely in the event of a material diminution in his title as President of Lazard and Lazard Group; (ii) any obligation that the NEO report other than directly to (A) the Board of Directors, in the case of Mr. Jacobs, (B) the Board of Directors or CEO, in the case of

Mr. Hoffman, (C) the Audit Committee of the Board of Directors or the CEO, in the case of Mr. Russo, and (D) the CEO, in the case of Mr. Bhutani; (iii) a material breach by the Company of the terms of the retention agreement, including the nondisparagement covenant favoring the NEO; or (iv) without the NEO’s written consent, any requirement that the NEO’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles. Mr. Bhutani’s retention agreement also defines “good reason” to include any person, other than Mr. Bhutani, receiving the title “Chairman of Lazard Asset Management LLC” or Chairman of our asset management group, unless (1) such person receives such title in connection with a merger or acquisition transaction involving Lazard, on the one hand, and an unrelated company that has an asset management business of comparable size, or greater, to the Company’s asset management group, on the other hand, and (2) such transaction is approved by the Board of Directors. With respect to Mr. Jacobs, his retention agreement also defines “good reason” as any failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

In the event of a qualifying termination of an NEO on December 31, 2019, the executive generally would have been entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards) based on the grant date value of such equity awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in an amount equal to, in the case of Messrs. Jacobs, Bhutani, Hoffman and Russo, two times, and, in the case of Mr. Stern, one times, the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (3). The pro-rated portion of the average annual bonus described in clause (3) of the immediately preceding payment is also payable in the event of a termination due to death or disability. Upon a qualifying termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for two years following such termination. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for “cause”, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualifying termination described above). If, following termination of Mr. Jacobs’ employment and prior to a change in control of the Company, such coverage becomes impracticable due to fundamental changes in law, Mr. Jacobs and the Company will cooperate to implement reasonable changes to such coverage, as mutually agreed in writing.

A resignation by an NEO for “good reason” will be treated as a termination by the Company without “cause” for purposes of all of his equity and LFI awards outstanding at the time of such resignation. In addition, Mr. Stern’s retention agreement provides that in the case of a termination of his employment without “cause” or for “good reason” prior to March 31, 2022, in order to continue vesting in his equity awards, Mr. Stern must continue to comply with the restrictive covenants set forth in the amended retention agreement and his outstanding equity award agreements (including non-competition and nonsolicitation of employees and clients) through the applicable vesting date of such outstanding awards. Furthermore, solely in the case of Mr. Jacobs, in the event of a qualifying termination of Mr. Jacobs’ employment prior to March 31, 2022, he will be permitted to sell his shares of restricted stock that are subject to ongoing vesting requirements, provided that the proceeds of the sale must be deposited in escrow and will remain subject to forfeiture until the restricted stock otherwise would have vested.

Mr. Stern’s retention agreement includes a provision that allows him to become an advisor of the Company at any time prior to March 31, 2022 and serve in that role for the remainder of the term of his retention agreement, except that, in the event Mr. Stern receives equity awards that would vest after March 31, 2022, he would be permitted to elect to continue in his role as an advisor until November 4, 2022. As an advisor, Mr. Stern would be paid an annual cash fee to be agreed and his outstanding awards would continue to vest in accordance with their terms, subject to achievement of applicable performance goals and Mr. Stern’s continued service as an advisor. In addition, Mr. Stern would be required to comply with the restrictive covenants set forth in the retention agreement and his award agreements (including non-competition and nonsolicitation of employees and clients) through the applicable vesting date of such outstanding awards in order to vest. In the event Mr. Stern’s service as an advisor were terminated by the Company without “cause” or due to death or disability, his outstanding awards would continue to vest in accordance with their terms, subject to his continued compliance with such restrictive covenants through the applicable vesting date. In the event Mr. Stern’s service as an advisor were terminated by the Company for “cause” or if he resigned as an advisor for any reason, his outstanding awards would be forfeited.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company and during the six-month period following termination of the NEO’s services (or three-month period in the event of such a termination by us without “cause” or by the NEO for “good reason”), the NEO may not:

•

provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or
•

solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us (including during any period of notice of termination) and during the nine-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The NEO is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.

AWARD AGREEMENTS AND “DOUBLE-TRIGGER” VESTING

Beginning in 2013, we adopted “double-trigger” vesting for NEO long-term incentive awards in the event of a change in control, such that long-term incentive awards granted to our NEOs in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. In addition, beginning in 2019, pursuant to the 2018 Plan, we adopted “double-trigger” vesting for such awards granted to all our other employees. In the case of PRUs, upon a change in control, the performance period for the unvested but outstanding awards will be deemed to end and the payout level for such performance period will be determined by the Compensation Committee, based on the greater of (i) the target level or (ii) the Company’s performance (as measured by the performance metrics described in the underlying award agreement) through the date of such change in control. However, any applicable service conditions will continue to apply to the awards following a change in control, subject to acceleration in the case of certain qualifying terminations (whether occurring before or after such change in control).

If an NEO had voluntarily resigned from the Company on December 31, 2019 without “good reason” or was terminated by the Company for “cause”, he would not have been entitled to receive any severance or pro-rated bonus payments from the Company, and, except in the case of retirement by Mr. Jacobs, Mr. Bhutani or Mr. Hoffman, or in the event of Mr. Stern's resignation to become an advisor of the Company, any unvested long-term incentive awards would have been forfeited. Messrs. Jacobs, Bhutani and Hoffman were retirement-eligible as of December 31, 2019. If an NEO is retirement-eligible, he may retire without forfeiting his long-term incentive awards (other than following a change in control) or, in Mr. Stern's case, he may resign to become an advisor to the Company, but such awards remain subject to applicable performance conditions for the full performance period. Following retirement (other than following a change in control) or, in Mr. Stern's case, resignation to become an advisor to the Company, all such awards remain subject to compliance with restrictive covenants through their original vesting date, notwithstanding any shorter duration provided in award agreements. See “Compensation of Executive Officers—Deferred Compensation Retirement Policy” above.

CHANGE IN CONTROL

The term “change in control”, as used in the retention agreements, the 2018 Plan and the 2008 Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 30% or more of either (A) the then-outstanding shares of our Class A common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors of the Company (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no person owns 30% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our CEO to the median annual total compensation of all our employees (excluding our CEO). The employee who received this median annual total compensation is referred to below as our median employee.

SEC rules permit the identification our median employee once every three years provided there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.  Accordingly, we have calculated our disclosure based on the median employee identified as of December 31, 2018.  For details on our process for identifying the median employee, please see “CEO Pay Ratio” in our annual proxy statements filed with the SEC on March 15, 2019.

We determined the annual total compensation for 2019 for the median employee identified as of December 31, 2018 in accordance with the requirements for determining total compensation in the Summary Compensation Table.

The 2019 annual total compensation for our CEO, as reported in the Summary Compensation Table in this Proxy Statement, was $10,509,587. The 2019 median annual total compensation for our median employee, determined in accordance with the requirements for determining total compensation in the Summary Compensation Table, was $195,170. The ratio of our CEO’s annual total compensation to the median annual total compensation of our median employee for 2019 is 54 to 1. We believe that this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or,

under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

 Tax Receivable Agreement

In connection with our initial public offering and related transactions in May 2005, we entered into a tax receivable agreement with the predecessor of LMDC Holdings, LLC (“LMDC Holdings”) on May 10, 2005 (the “Tax Receivable Agreement”). The agreement was based on the mutual recognition that the redemption of Lazard Group membership interests that were held by the historical partners of Lazard Group LLC (“Lazard Group”) on May 10, 2005 for cash resulted in an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. The agreement also was based on the mutual recognition that the exchange from time to time by such historical partners of exchangeable interests in LAZ-MD Holdings LLC for shares of our Class A common stock could subsequently result in additional increases in such tax basis.

On June 16, 2015, the Company and LMDC Holdings amended and restated the Tax Receivable Agreement and, on October 26, 2015, the Company and LTBP Trust, a Delaware statutory trust (the “Trust”), entered into a Second Amended and Restated Tax Receivable Agreement (the “Amended and Restated Tax Receivable Agreement”).

Pursuant to these transactions, among other things, (i) LMDC Holdings assigned all of its obligations under the Tax Receivable Agreement, including the obligation to receive payments and promptly distribute them to historical partners of Lazard Group, to the Trust, and the Trust assumed all of LMDC Holdings’ obligations thereunder, (ii) LMDC Holdings distributed the interests in the Trust to certain owners of LMDC Holdings, and (iii) holders of interests in the Trust obtained the ability, subject to certain restrictions and conditions, to transfer such interests to certain additional persons and entities, including the Company.

The Amended and Restated Tax Receivable Agreement provides for the payment by our subsidiaries to the Trust of (i) approximately 45% (following the July 2015 purchase described below) of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of the increases in tax basis and of certain other tax benefits related to the Amended and Restated Tax Receivable Agreement, and (ii) an amount that we currently expect will approximate 85% of the cash tax savings that may arise from tax benefits attributable to payments under the Amended and Restated Tax Receivable Agreement. Our subsidiaries expect to benefit from the balance of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to the Trust will generally be distributed to the owners of the Trust, including certain of our executive officers, in proportion to their beneficial interests in the Trust.

For purposes of the Amended and Restated Tax Receivable Agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group and had our subsidiaries not entered into the Amended and Restated Tax Receivable Agreement. The term of the Amended and Restated Tax Receivable Agreement will continue until approximately 2033 or, if earlier, until all relevant tax benefits have been utilized or expired.

In July 2015, the Company purchased approximately 47% of the then-outstanding beneficial interests in the Trust from certain owners of the Trust for approximately $42 million in cash, which resulted in the automatic cancellation of such beneficial interests and the extinguishment of a significant portion of our payment obligations under the Amended and Restated Tax Receivable Agreement.

The cumulative liability relating to our obligations under the Amended and Restated Tax Receivable Agreement as of December 31, 2019 was approximately $247 million.

The amount of the Amended and Restated Tax Receivable Agreement liability is an undiscounted amount based upon currently enacted tax laws, the current structure of the Company and various assumptions regarding potential future operating profitability. The assumptions reflected in the estimate involve significant judgment. As such, the actual amount and timing of payments under the Amended and Restated Tax Receivable Agreement could differ materially from our estimates.

The Company made one payment of approximately $24 million under the Amended and Restated Tax Receivable Agreement in 2019 and currently expects that an additional payment of approximately $25 million will be made during 2020.

Certain Relationships with Our Directors, Executive Officers, Principal Shareholders and Employees

During 2020 and 2019, certain of our executive officers received shares of our Class A common stock in connection with the vesting or settlement of previously granted deferred equity incentive awards. The vesting or settlement, as applicable, of such equity awards gave rise to a tax payable by the executive officers, and, consistent with our past practice, the Company purchased shares of our Class A common stock from the executive officers equal in value to the estimated amount of such tax. In addition, during 2019, the Company purchased shares of our Class A common stock from certain executive officers. Each of the foregoing transactions, including its terms, was reported in a Form 4 filing.

The Vanguard Group beneficially owns more than 5% of our Class A common stock. The Company and its affiliates engage in asset management or other transactions or arrangements with, and provide ordinary course financial services to, entities and funds within the Vanguard Group and its affiliates or their respective clients, including by acting as a sub-advisor to certain funds managed by the Vanguard Group. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our Class A common stock by the Vanguard Group or its related funds and entities.

FMR LLC beneficially owns more than 5% of our Class A common stock. The Company and its affiliates utilize the services of affiliates of FMR LLC, including management services for our employee retirement and equity plans and distribution services for our asset management business. These transactions and arrangements are negotiated on an arm’s-length basis, contain customary terms and conditions, and are unrelated to the ownership of our Class A common stock by FMR LLC or its related entities.

Some of our directors serve as directors of organizations to which Lazard provides services, or as directors or trustees of tax-exempt organizations to which Lazard makes charitable contributions, in each case in the ordinary course of business.

 Some of our directors and executive officers (and persons or entities affiliated with them) have funds under management with, or other accounts with, our Asset Management business, and have invested or may invest their personal funds in other funds or investments that we have established and that we may manage or sponsor.

ITEM 3

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE
LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2020

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2020 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for the 2020 fiscal year and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2019 and has acted in such capacity since 2000. In addition to this appointment, shareholders are requested to authorize the Board of Directors, acting by the Audit Committee, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2020. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP. If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors, in its discretion, may select another independent auditor as soon as possible.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of the appointment of Deloitte & Touche LLP.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2019 and 2018, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2019	2018

Audit Fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$8,769	$8,371
Audit-Related Fees, including fees for audits of employee benefit plans, computer and control-related attest services, agreed-upon procedures, regulatory and compliance reviews, fund audits and other accounting research services	$1,392	$1,398
Tax Fees for tax advisory and compliance services not related to the audit	$403	$431
All Other Fees (1)	$46	$13

(1)

Represents fees for subscriptions, training and operational assessment services that were provided to the Company by affiliates of Deloitte & Touche LLP that were unrelated to the audit, audit-related and tax services described above.

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by our independent auditor to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee Chair, or, if he is not available, any other member of the Audit Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Audit Committee. All of the fees paid to Deloitte & Touche LLP in 2019 were pre-approved in accordance with these procedures, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America, or GAAP, as well as an opinion regarding the Company’s internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2019 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, auditing standard No. 1301, Communications with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the independent auditor’s independence.

 It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with GAAP.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission.

Dated as of February 19, 2020

Audit Committee

Philip A. Laskawy (Chair), Andrew M. Alper, Steven J. Heyer and Jane L. Mendillo

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL GENERAL
MEETING

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of the Company not later than November 19, 2020.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company no later than the close of business on January 28, 2021, and not earlier than December 29, 2020. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Any proposal or nomination described above should be delivered in writing to the following address:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Scott D. Hoffman

Secretary

Annex A

LAZARD LTD

STANDARDS OF DIRECTOR INDEPENDENCE

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A-1

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax-exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

MMMMMMMMMMMM MMMMMMMMM 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Daylight Time, on April 27, 2020. Online Go to www.investorvote.com/LAZ or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/LAZ • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • 1. Election of Directors to Lazard Ltd’s Board of Directors. The Board of Directors recommends you vote “FOR ALL” of the Director nominees. + 01 - Kenneth M. Jacobs 02 - Michelle Jarrard 03 - Iris Knobloch 04 - Philip A. Laskawy Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Non-binding advisory vote regarding executive compensation. 3. Ratification of appointment of Deloitte & Touche LLP as Lazard The Board of Directors recommends you vote “FOR” this matter. Ltd’s independent registered public accounting firm for 2020 and authorization of the Board of Directors, acting by its Audit Committee, to set their remuneration. The Board of Directors recommends you vote “FOR” this matter.  Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 455525 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 037H9A

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/LAZ • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — LAZARD LTD + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS The undersigned hereby appoints Kenneth M. Jacobs, Scott D. Hoffman and Alexander F. Stern as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on April 28, 2020 at 5:30 p.m. Bermuda time (4:30 p.m. Eastern Daylight Time), at the Rosewood Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, HS 02, Bermuda, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, IT WILL BE VOTED “FOR ALL” WITH RESPECT TO ITEM 1 AND “FOR” ITEMS 2 AND 3. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT. Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual General Meeting of Shareholders: The Notice of Annual Meeting, Proxy Statement and 2019 Annual Report can be viewed at our website at www.lazard.com/investorrelations/ (Continued and to be marked, dated and signed, on the other side) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +